     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2000


                                                      REGISTRATION NO. 333-31434
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 7


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          TRITON NETWORK SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     3663                                    59-3434350
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                             8529 SOUTH PARK CIRCLE
                             ORLANDO, FLORIDA 32819
                                 (407) 903-0900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KENNETH R. VINES
                             8529 SOUTH PARK CIRCLE
                             ORLANDO, FLORIDA 32819
                                 (407) 903-0900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                              COPIES TO:
             MICHAEL J. DANAHER, ESQ.                              JOCELYN M. AREL, ESQ.
              MARTIN J. WATERS, ESQ.                              KENNETH J. GORDON, ESQ.
              DAVID B. CRAWFORD, ESQ.                         TESTA, HURWITZ & THIBEAULT, LLP
         WILSON SONSINI GOODRICH & ROSATI                             125 HIGH STREET
             PROFESSIONAL CORPORATION                                BOSTON, MA 02110
                650 PAGE MILL ROAD                                    (617) 248-7000
                PALO ALTO, CA 94304
                  (650) 493-9300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                              AGGREGATE                           AMOUNT OF
             SECURITIES TO BE REGISTERED                       OFFERING PRICE(1)                  REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value........................             $94,875,000                           $25,047
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.


(2) $20,850 of the registration fee was paid in connection with the initial filing on March 1, 2000.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 12, 2000


                                5,500,000 Shares

                        TRITON NETWORK SYSTEMS(TM) LOGO

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $13.00 and $15.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "TNSI."


     The underwriters have an option to purchase a maximum of 825,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8.

                                                                           UNDERWRITING       PROCEEDS TO
                                                           PRICE TO        DISCOUNTS AND        TRITON
                                                            PUBLIC          COMMISSIONS     NETWORK SYSTEMS
                                                        ---------------   ---------------   ---------------
Per Share............................................         $                 $                 $
Total................................................         $                 $                 $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                        DEUTSCHE BANC ALEX. BROWN
                                             U.S. BANCORP PIPER JAFFRAY

               The date of this prospectus is             , 2000.

                               ------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................    4
RISK FACTORS........................    8
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS................   18
USE OF PROCEEDS.....................   19
DIVIDEND POLICY.....................   19
CAPITALIZATION......................   20
DILUTION............................   21
SELECTED CONSOLIDATED FINANCIAL
  DATA..............................   23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   24
BUSINESS............................   30

                                      PAGE
                                      ----
MANAGEMENT..........................   46
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS......................   56
PRINCIPAL STOCKHOLDERS..............   58
DESCRIPTION OF CAPITAL STOCK........   61
SHARES ELIGIBLE FOR FUTURE SALE.....   65
UNDERWRITING........................   67
NOTICE TO CANADIAN RESIDENTS........   70
LEGAL MATTERS.......................   71
EXPERTS.............................   71
ADDITIONAL INFORMATION..............   71
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS........................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL              , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

                          TRITON NETWORK SYSTEMS, INC.

     We provide high-speed, or broadband, wireless equipment that enables communications service providers to deliver fast, cost-effective voice, video and data services to their business customers. Our products, which we call Invisible Fiber, combine the high transmission speeds and reliability of fiber optic networks with the flexibility, low cost and rapid deployment of wireless technologies. Our customers include Internet service providers offering high speed Internet access for businesses as well as companies providing voice and data communications services in competition with the incumbent carriers.

     We design our products for deployment in a ring within a service area. This ring configuration, which we call a consecutive point network, enables communications traffic to flow around the network in either direction, reducing service interruptions caused by interference with the wireless connection between any two units. We currently offer two product lines: our product line for Internet service providers, which we call our Invisible Fiber Internet product line, and our product line for communications service providers, which we call our Invisible Fiber SONET product line. Our Invisible Fiber SONET product line uses SONET, or Synchronous Optical Networks, a standard for transmission of high volume communications in fiber optic networks.

     Our Invisible Fiber products and consecutive point network configuration provide service providers several advantages including:

     - High Speed Network Services. Our initial Invisible Fiber Internet products transmit data at 100 million binary digits, or bits, per second, or 100 Mbps, and our Invisible Fiber SONET products transmit data at 155 Mbps.

     - High Reliability and Availability of Service. We design our products to match the reliability achieved by fiber optic networks, including 99.999% availability and error rates of under 1 per trillion bits transmitted. This level of performance meets the stringent requirements of service providers and is referred to as carrier class reliability.

     - Rapid Deployment and Potential for Rapid Return on Investment. Our Invisible Fiber units easily connect with network equipment and can be installed in hours, enabling service providers to begin generating revenues rapidly.

     - High Density Deployment. Our proprietary technologies minimize radio interference and enable service providers to install more Invisible Fiber units in a service area than would be possible with conventional broadband wireless technologies. This allows a service provider to generate more revenues by maximizing the number of subscribers that may be served in the area covered by the service provider's licensed radio frequency.

     - Highly Flexible. Our Invisible Fiber units enable service providers to configure, expand and relocate their networks rapidly to meet changing subscriber demands and to match capital outlays with subscriber growth.

     We entered into three-year supply agreements with Advanced Radio Telecom and CenturyTel in December 1999, and CAVU in April 2000. We are currently engaged in field trials with other prospective customers. Advanced Radio Telecom and CAVU are purchasing our products to provide broadband Internet services to businesses, and CenturyTel is purchasing our products to provide telephony, Internet and data services to businesses.

COMPANY INFORMATION

     We were incorporated in Delaware in March 1997. Since then, we have incurred significant losses in each period and year of our operation. At March 31, 2000, we had an accumulated deficit of approximately $62.5 million. We recognized our first revenues of approximately $3.5 million in the three-month period ended March 31, 2000. We expect to continue to incur substantial losses for the foreseeable future.

     Our principal executive offices are located at 8529 South Park Circle, Orlando, Florida 32819 and our telephone number is (407) 903-0900. Information contained on our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered.......................  5,500,000 shares
Common stock to be outstanding after this
  offering.................................  33,830,932 shares
Use of proceeds............................  For general corporate purposes
Proposed Nasdaq National Market symbol.....  TNSI

     The number of shares to be outstanding after this offering is based on 28,330,932 shares outstanding as of March 31, 2000, and excludes:

     - 2,092,437 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $9.70 per share;

     - 1,455,587 shares of common stock available for issuance at March 31, 2000, under our 1997 Stock Plan;

     - 211,250 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.00 per share;


     - the cashless exercise of outstanding warrants to purchase 126,250 shares of common stock at an exercise price of $1.00 per share, resulting in a net issuance of 117,232 shares of common stock;



     - 28,571 shares of common stock at an assumed exercise price of $12.60 per share, based on an initial offering price of our common stock of $14.00 per share, issuable upon exercise of a warrant issued to the lender under our new capital equipment financing line;


     - 250,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering.

     Except as otherwise indicated, all information in this prospectus assumes:

     - the conversion of all shares of preferred stock into 21,556,469 shares of common stock upon completion of this offering;

     - the effectiveness of our amended and restated certificate of incorporation;

     - no exercise of the underwriters' over-allotment option; and

     - a one-for-two reverse stock split which became effective on July 10, 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                (in thousands, except share and per share data)

                                 PERIOD FROM
                                MARCH 5, 1997                                  THREE MONTHS ENDED
                             (INCEPTION) THROUGH   YEAR ENDED DECEMBER 31,          MARCH 31,
                                DECEMBER 31,       -----------------------   -----------------------
                                    1997              1998         1999         1999         2000
                             -------------------   ----------   ----------   ----------   ----------
                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...................      $       --        $       --   $       --   $       --   $    3,497
Loss from operations.......          (2,558)          (18,105)     (32,766)      (8,111)     (11,354)
Net loss...................      $   (2,475)       $  (17,224)  $  (31,854)  $   (7,889)  $  (10,935)
                                 ==========        ==========   ==========   ==========   ==========
Net loss per share -- basic
  and diluted..............      $    (1.01)       $    (5.07)  $    (6.67)  $    (1.84)  $    (2.02)
                                 ==========        ==========   ==========   ==========   ==========
Shares used in per share
  calculations -- basic and
  diluted..................       2,456,995         3,395,300    4,776,567    4,295,326    5,407,418
                                 ==========        ==========   ==========   ==========   ==========
Pro forma net loss per
  share:
  Net loss per
     share -- basic and
     diluted...............                                     $    (1.64)               $    (0.45)
                                                                ==========                ==========
  Shares used in per share
     calculations -- basic
     and diluted...........                                     19,400,204                24,213,887
                                                                ==========                ==========


                                                                   MARCH 31, 2000
                                                     ------------------------------------------
                                                                                    PRO FORMA
                                                       ACTUAL        PRO FORMA     AS ADJUSTED
                                                     -----------     ---------     -----------
                                                     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................   $ 31,340        $ 31,340     $    101,217
Working capital....................................     32,055          32,055          101,932
Intangible assets..................................     36,180          36,180           36,180
Total assets.......................................     94,816          94,816      164,694,036
Convertible preferred stock........................         43              --               --
Total stockholders' equity.........................     79,686          79,686      149,563,636


     See note 7 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss per share data.


     The pro forma consolidated balance sheet data reflect the conversion into common stock of all outstanding convertible preferred stock upon the closing of this offering. The pro forma as adjusted data reflect our receipt of the net proceeds from the sale of the 5,500,000 shares of common stock offered by us at an initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our common stock.

                     RISKS RELATED TO OUR FINANCIAL RESULTS

WE RECOGNIZED OUR FIRST REVENUES IN THE THREE-MONTH PERIOD ENDED MARCH 31, 2000, AND AS A RESULT, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND ASSESSING ITS FUTURE VIABILITY.

     Our limited historical financial performance may make it difficult for you to evaluate the success of our business to date and to assess its future viability. Our company was founded in March 1997. We received orders from our first customers in December 1999 and recorded our first revenues in the first quarter of 2000. An investor in our common stock must consider the risks and difficulties we may encounter as an early stage company in the new and rapidly evolving market for broadband wireless equipment. We may not achieve our goal of becoming a leading worldwide provider of broadband wireless equipment. In addition, because we have only recently begun commercial shipment of our products, we may have limited insight into trends that may emerge and affect our business. If we fail to respond to such trends and execute our business strategy, we may not be able to achieve and maintain profitability.

IF WE CONTINUE TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS WE MAY NOT SUCCEED IN ACHIEVING OR MAINTAINING PROFITABILITY IN THE FUTURE AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT.

     We may never achieve profitability. Our failure to achieve or maintain profitability could cause the market price of our common stock to decline. Since inception, we have incurred significant net losses, including net losses of $2.5 million in the period from inception through December 31, 1997, $17.2 million in 1998, $31.9 million in 1999 and $10.9 million for the three months ended March 31, 2000. As a result of ongoing operating losses, we had an accumulated deficit of $62.5 million as of March 31, 2000. We anticipate that our expenses will increase substantially in the foreseeable future and that we will continue to incur substantial losses for the foreseeable future. We also expect to experience negative operating cash flow for the foreseeable future as we fund our operating losses and capital expenditures. We will need to generate significant revenues to achieve and maintain profitability.

DUE TO OUR LIMITED OPERATING HISTORY, THE FACT THAT WE COMPETE IN A NEW AND RAPIDLY GROWING MARKET, AND THE FACT THAT A SIGNIFICANT PERCENTAGE OF OUR EXPENSES ARE FIXED AND DO NOT VARY WITH REVENUES, OUR QUARTERLY OPERATING RESULTS AND STOCK PRICE MAY FLUCTUATE.

     We may not be able to forecast our quarterly shipments due to a variety of factors, including our limited operating history and the fact that our customers are not required to purchase specified numbers of Invisible Fiber units on a quarterly basis. Accordingly, it is difficult to predict the quarterly revenues that we will recognize. A significant percentage of our expenses, particularly salaries and rent, do not vary with our revenues. If we experience a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid lower than anticipated quarterly operating results. In addition, our expenses have increased, and will continue to increase, with the anticipated growth in our business. We do not know whether our revenues will grow rapidly enough to absorb these costs. As a result, our quarterly operating results could fluctuate, and such fluctuation could cause the market price of our common stock to decline. We do not believe that period-to-period comparisons of our revenues and operating results are necessarily meaningful. You should not rely on the results of any one quarter as an indication of future performance.

WE EXPECT TO RELY ON SALES OF OUR CURRENT INVISIBLE FIBER PRODUCTS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND IF THESE PRODUCTS FAIL TO ACHIEVE MARKET ACCEPTANCE WE MAY NEVER ACHIEVE PROFITABILITY.

     If we are unable to sell sufficient quantities of our products at acceptable prices, we may not achieve or maintain profitability. We expect to derive a significant portion of our revenues for the foreseeable future from sales of our 38 Gigahertz and the 28, 29 and 31 Gigahertz, or Local Multipoint Distribution Service frequencies, Invisible Fiber Internet and SONET products. The following factors, some of which are beyond our control, could affect demand for, or pricing or market acceptance of these products:

     - the adoption of broadband wireless solutions over competing technologies;

     - the growth and changing requirements of the market for broadband wireless equipment;

     - the successful development of our relationships with service providers;

     - the ability of service providers to obtain the financing, licensed radio frequency and roof rights needed to deploy their networks;

     - the performance, quality, price and total cost of ownership of our products; and

     - the performance, quality, price, total cost of ownership and availability of competing products.

IF WE ARE NOT SUCCESSFUL IN DEVELOPING AND MARKETING NEW AND ENHANCED BROADBAND WIRELESS PRODUCTS THAT KEEP PACE WITH TECHNOLOGY AND OUR CUSTOMERS' NEEDS, OUR FUTURE SALES MAY SUFFER.

     We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products or to enhance existing products, we may not be able to retain our current customers or sell our products to new customers. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete. The market for our products is new and emerging, and is characterized by rapid technological advances, changing customer needs, evolving industry standards and a high degree of competition.

     We are seeking to develop new versions of our products to support additional frequency bands and higher transmission speeds and to develop enhancements to our existing products. Developing new products and product enhancements requires significant additional expenditures and research and development resources.

WE CURRENTLY DEPEND ON THREE KEY CUSTOMERS FOR SUBSTANTIALLY ALL OF OUR SALES AND THE LOSS OF ONE OR MORE OF THEM, OR ANY FUTURE CUSTOMER ON WHOM WE MAY DEPEND FOR A SIGNIFICANT PORTION OF OUR SALES, COULD SIGNIFICANTLY REDUCE OUR REVENUES.

     We currently depend on Advanced Radio Telecom, CenturyTel and CAVU for substantially all of our sales. Moreover, because we focus our sales efforts on selected service providers, we anticipate our operating results will continue to depend on sales to a small number of key customers for the foreseeable future. The loss of one or more of our current customers, a reduction in sales to them or the failure to sell our products to additional service providers would significantly reduce our future revenues.

LONG SALES CYCLES MAY CONSTRAIN REVENUE GROWTH.

     Long sales cycles may restrict our ability to generate revenue growth. We do not have enough historical experience selling our products to determine how our sales cycle will affect our revenues. In obtaining our first three customers we experienced sales cycles ranging from four to twelve months, and we expect that our sales cycles will continue to be long and unpredictable. Because of the cost and complexity of our products, most potential customers will need substantial time to understand our technology and the benefits offered by our products, including time for testing and evaluation. In addition, we believe a typical customer is likely to initially purchase a small number of units and then incrementally increase the size of the installation over time. A number of factors affect the length of time the customer needs before it selects us as a vendor or begins placing orders for shipment. These factors include:

     - the customer's ability to obtain the financing and licensed radio frequency needed to deploy its networks;

     - the type and size of the customer and the nature of its internal decision processes;

     - the length of the customer's product testing and evaluation period;

     - the time required by the customer to plan its network development;

     - the time required by the customer to deploy its network, which may be affected by the customer's ability to secure suitable roof rights;

     - the size, breadth and configuration of the customer's network; and

     - the customer's ability to obtain subscribers for its services.

A FAILURE TO ESTABLISH AND EXPAND RESELLER DISTRIBUTION CHANNELS AND TO CONTINUE PROVIDING HIGH QUALITY CUSTOMER SUPPORT COULD RESTRICT GROWTH.

     Our inability to effectively establish and expand our indirect distribution channels could harm our ability to grow and increase revenue. Some prospective customers may prefer to work with vendors that can supply all of the customer's network needs, including not only broadband wireless solutions but also wireline solutions and related equipment for the customer premise and the carrier's central office. As our competitors forge relationships with large resellers that offer more comprehensive product and service offerings, we may need to do the same. If we are unable to develop relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products could decrease.

     We may need to increase our customer service and support staff to support new and existing customers and resellers. The design and installation of networking products can be complex and our customers, particularly our Internet service provider customers, may require a high level of sophisticated support and services. Hiring highly trained customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of our products. If we are not successful in attracting and retaining such personnel it would be difficult for us to execute our business plan effectively.

WE RELY ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY ENGINEERING AND SALES AND MARKETING PERSONNEL, NONE OF WHOM ARE BOUND BY EMPLOYMENT AGREEMENTS. THE LOSS OF ANY OF THESE PERSONS COULD RESULT IN DELAYS IN PRODUCT DEVELOPMENT, LOSS OF CUSTOMERS AND SALES AND DIVERSION OF MANAGEMENT RESOURCES, AND CAUSE OUR BUSINESS TO SUFFER.

     Our ability to implement our business strategy and our future success depends largely on the continued services of our executive officers and other key engineering, sales, marketing and support personnel who have critical industry or customer experience and relationships. None of our key personnel is bound by an employment agreement. We have no key man life insurance. The loss of the technical knowledge and management and industry expertise of any of these key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could produce lower than anticipated operating results.

DUE TO THE INCLUSION OF EXCESS INFORMATION ABOUT TRITON AND A HYPERLINK TO OUR WEB SITE IN THE PRESS RELEASE ANNOUNCING OUR FILING OF A REGISTRATION STATEMENT IN CONNECTION WITH THIS OFFERING, WE MAY HAVE LIABILITY FOR A POSSIBLE VIOLATION OF SECTION 5 OF THE SECURITIES ACT OF 1933.


     Our press release announcing the offering contained excess information about Triton and a hyperlink to our Web site, which, at the time, contained statements about Triton not included in the prospectus. Because of the excess information and the hyperlink, our press release may have constituted a prospectus that did not meet the requirements of the Securities Act, in which case the existence of the excess information or the hyperlink may have caused us to violate Section 5 of the Securities Act. We urge all persons to read and base their investment decision only on this preliminary prospectus dated July 12, 2000 and the final prospectus. If the excess information and the existence of the hyperlink caused a violation of Section 5 of the Securities Act, we believe that only purchasers in this offering that relied on the press release and accessed the Web site through the hyperlink and relied on the now deleted statements not included in the prospectus would have the right, for a period of one year from the date of their purchase of common stock, to bring an action for rescission or for damages resulting from their purchase of common stock. We cannot assure you, however, that if such a violation occurred this right would be limited to those purchasers. We do not believe that the inclusion of this excess information or the hyperlink caused a violation of Section 5, and if any such claim were asserted, we would contest the matter vigorously. Accordingly, we do not believe that our exposure, if any, resulting from the press release would be material to our results of operations or financial condition.


               RISKS RELATED TO MARKET ACCEPTANCE OF OUR PRODUCTS

THE RATE OF MARKET ADOPTION OF OUR CONSECUTIVE BROADBAND WIRELESS TECHNOLOGY MAY BE LIMITED BY LACK OF MARKET AWARENESS AND OTHER FACTORS.

     Our consecutive point broadband wireless solutions compete with other high-speed solutions such as digital subscriber lines, coaxial cable, fiber optic cable, satellite and point-to-point and point-to-multipoint wireless technologies. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless technologies, including our consecutive point broadband wireless technology. By comparison, since we are the first company to offer a consecutive point wireless solution, we must undertake substantial marketing efforts to make prospective customers aware of our products and to persuade their engineering organizations to accept a new technological approach. Moreover, current broadband wireless technology, including our consecutive point broadband wireless technology, has inherent technical limitations that may inhibit its widespread adoption in many areas, including reduced communication distance in bad weather and the need for line-of-sight installation. We expect broadband wireless technologies, including our consecutive point broadband wireless technology, to face increasing competitive pressures from both current and future alternative technologies. In light of these factors, many service providers may be reluctant to invest heavily in consecutive point broadband wireless solutions and, accordingly, the market for these solutions may fail to develop or may develop more slowly than we expect. Either outcome would limit our sales opportunities and make it difficult for us to achieve profitability.

THE BROADBAND WIRELESS INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR SALES.

     The market for broadband wireless equipment is rapidly evolving, fragmented, highly competitive and subject to rapid technological change. A number of large telecommunications equipment suppliers, such as Digital Microwave Corporation, Harris Corporation and P-Com, Inc., as well as a number of smaller companies have developed or are developing products that compete with ours. Some of our competitors are substantially larger than we are, have longer operating histories and have greater financial, sales, marketing, distribution, technical, manufacturing and other resources. Some also have greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share rapidly. We also expect that industry consolidation could increase competition. We expect to face increasing competitive pressures from both current and future competitors. Increased competition could result in reduced demand for our products, price reductions and reduced gross margins for our products.

AS OUR CUSTOMERS ENTER NEW MARKETS, WE SOMETIMES HAVE TO ADAPT OUR PRODUCTS RAPIDLY TO THE LICENSED FREQUENCY BANDS AND REGULATORY REQUIREMENTS THAT EXIST IN THOSE MARKETS, AND WE MAY INCUR SIGNIFICANT COSTS MAKING THE NECESSARY MODIFICATIONS.

     Each of our products is designed for a specific range of frequency bands. Because different governments license different portions of available radio frequency for the broadband wireless market, and because service providers license specific frequency bands, we sometimes have to adapt our products rapidly to use different frequency bands. This design process can be difficult and time-consuming, and could therefore increase our costs and cause delays in the delivery of products to our customers.

                   RISKS RELATED TO OUR PRODUCT MANUFACTURING

IF WE ARE UNABLE TO MANUFACTURE SUFFICIENT QUANTITIES TO MEET EXISTING AND FUTURE CUSTOMER DEMAND, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We currently rely on third party manufacturers to produce some components used in our products and our own manufacturing capabilities for final assembly and testing of our products. Except for our agreement with Lockheed Martin described below, we do not have long-term contracts with any of our third party manufacturers. We have experienced and may in the future experience delays in shipments from our manufacturers, which could in turn delay product shipments to our customers. We may in the future experience other manufacturing problems, such as inferior quality and insufficient quantities of components or finished product. Such delays, quality problems and shortages could cause us to lose sales and customers, and thereby harm our business and operating results. We intend to introduce new products and product enhancements regularly, which will require us to achieve volume production rapidly by coordinating our efforts with those of our third party component manufacturers. We may need to find one or more new manufacturers that can manufacture the components used in our products in higher volumes and at lower costs. We may be unable to secure contract manufacturers that meet our needs. Additionally, qualifying new manufacturers and commencing volume production is expensive and time consuming. If we are required or choose to change manufacturers, we may lose sales and our customer relationships may suffer.

THE CURRENT MANUFACTURER OF THE TRANSMITTER AND RECEIVER, OR TRANSCEIVER MODULE, USED IN OUR PRODUCTS IS NEARING CAPACITY. IF WE CANNOT BEGIN VOLUME MANUFACTURING OF TRANSCEIVER MODULES AT OUR NEW MANUFACTURING FACILITY IN THE SECOND HALF OF 2000, WE WILL NOT BE ABLE TO MEET DEMAND FOR OUR PRODUCTS FROM EXISTING AND FUTURE CUSTOMERS, AND WE MAY LOSE SALES AND GENERATE LOWER THAN ANTICIPATED REVENUES AS A RESULT.

     In response to our current capacity constraints, we plan to begin volume production of transceiver modules at our manufacturing facility in Orlando, Florida in the second half of 2000. We may experience problems and delays in connection with this and other manufacturing initiatives. If we cannot quickly achieve volume production of transceiver modules or if we experience related disruptions, capacity constraints or quality control problems, then product shipments to our customers could be delayed. Such delays would negatively impact our revenues, competitive position and reputation.

BECAUSE WE DEPEND ON SINGLE SOURCE AND LIMITED SOURCE SUPPLIERS OF COMPONENTS OF OUR PRODUCTS INCLUDING TRANSCEIVER MODULES, SYNTHESIZERS AND HIGH-POWER AMPLIFIERS, WE ARE SUSCEPTIBLE TO SUPPLY SHORTAGES FOR THESE COMPONENTS THAT COULD ADVERSELY AFFECT OUR ABILITY TO MEET EXISTING AND FUTURE CUSTOMER DEMAND FOR OUR PRODUCTS AND CAUSE US TO MAKE FEWER SHIPMENTS AND GENERATE LOWER THAN ANTICIPATED REVENUES.

     If we encounter shortages or delays in obtaining components for our products in sufficient quantities when required, delivery of our products could be delayed, resulting in customer dissatisfaction and decreased revenues. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our results of operations. We currently purchase several key components used in our products from single or limited sources and depend on supply from these sources to meet our needs. We acquire these key components through purchase orders and, other than our agreement with Lockheed Martin, have no long-term commitments regarding supply or price from these suppliers. We have entered into an agreement with Lockheed Martin to provide 3,200 transceiver modules by the end of the first half of 2001. Lockheed Martin will be our primary supplier of transceiver modules until we begin volume production at our facility in the second half of 2000. Verticom is the only supplier of 38 Gigahertz synthesizers and their ability to meet our demand has been inconsistent. In addition, Raytheon is the sole supplier of the high-power amplifier used in our transceiver modules, and Polese is the sole supplier of the housings used in our products. Additional single or limited source components may be incorporated in our products in the future.

IF WE FAIL TO FORECAST DEMAND FOR OUR PRODUCTS ACCURATELY, WE COULD LOSE SALES AND INCUR INVENTORY LOSSES.

     We have long lead times for many of the components we use, which often requires that we order components based on our sales forecasts, rather than actual customer orders. However, because our sales history is limited and because our sales cycles have been long and varying, we may not be able to make accurate sales forecasts. If we forecast incorrectly and overestimate our component requirements, we may have excess inventory, which would increase our costs and subject us to increased risk of obsolescence. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing, delay delivery of our products to our customers and cause us to lose sales.

                         RISKS RELATED TO OUR PRODUCTS

OUR PRODUCTS CONSIST OF SEVERAL HIGHLY TECHNICAL COMPONENTS, ANY OF WHICH COULD CONTAIN DEFECTS WHICH INTERFERE WITH THE PERFORMANCE OF OUR PRODUCTS.

     Despite testing by us and our customers, errors may be found in our products after commencement of commercial shipments. We and our customers have from time to time discovered errors in our products. In the future, there may be additional errors and defects in our products. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in network outages for our customers, a loss of or delay in market acceptance and damage to our reputation and our ability to convince service providers of the benefits of our products. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. Moreover, because our products are used in critical communications networks, we may receive significant liability claims if any products do not work properly. Our insurance policies and the limitations on liability in our agreements with customers may not adequately limit our exposure to such claims.

IF INTERFERENCE FROM OTHER RADIOS OPERATING IN A SERVICE AREA OR ADVERSE WEATHER CONDITIONS CAUSE OUR PRODUCTS TO MALFUNCTION, OUR REPUTATION COULD BE HARMED AND OUR SALES MAY DECREASE.

     Many of our customers will provide service in large, densely populated metropolitan areas where wireless traffic is heavy. If multiple wireless systems are operating in these service areas concurrently with our products, the radio frequency on which our products operate could become saturated, resulting in signal interference. If that occurred, the quality or availability of our customers' transmissions could decrease or our products could fail, causing service delays and interruptions. Interference caused by severe weather conditions could lead to similar failures. The ability of our products to provide our customers with high quality and reliable transmissions at all times and under a variety of adverse conditions is key to our success. If our products fail we may suffer:

     - the loss of or delay in market acceptance and sales of our products;

     - cancellation of orders;

     - diversion of development resources;

     - injury to our reputation; and

     - increased maintenance and warranty costs.

LINE OF SITE RESTRICTIONS INHERENT IN OUR PRODUCTS COULD LIMIT DEPLOYMENT OPTIONS AND HAVE A NEGATIVE IMPACT ON OUR REVENUES.

     Our products require a direct line of sight, potentially limiting the ability of service providers to deploy them in a cost-effective manner. Because of line of sight limitations, service providers will often install broadband wireless equipment on the rooftops of buildings and on other tall structures. Service providers must generally secure roof rights from the owners of each building or other structure on which the equipment is to be installed. The inability to obtain roof rights easily and cost-effectively may cause potential customers to choose not to install broadband wireless equipment, resulting in fewer sales of our products and lower than expected revenues.

                 RISKS RELATED TO THE EXPANSION OF OUR BUSINESS

SINCE OUR INCEPTION IN MAY 1997, WE HAVE EXPERIENCED SIGNIFICANT AND RAPID GROWTH THAT HAS PLACED, AND CONTINUES TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATING INFRASTRUCTURE AND RESOURCES. OUR FAILURE TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH COULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY.

     Our failure to manage the expansion of our business and operations could slow our development and prevent us from achieving or maintaining profitability. Our success will depend on our ability to manage our growth effectively, and in particular, our success in:

     - meeting the increasing product volume requirements of existing and future customers; and

     - enhancing our operational and financial control, human resources and information systems.

FUTURE EXPANSION OF OUR INTERNATIONAL OPERATIONS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES, AND OUR EFFORTS TO EXPAND INTERNATIONALLY MAY NOT SUCCEED.

     We plan to increase our international sales activities significantly, but we have limited experience in developing foreign language materials to support our products and little direct experience marketing and distributing our products internationally. We currently conduct limited, targeted sales activities in Canada, Australia and Japan. To successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel, and expand our international distribution channels. This expansion will require significant management attention and financial resources, and may not be successful. Our success in international markets may also depend on our ability to modify our existing products and develop new products supporting frequency bands that are different from those used by service providers in the United States.

ANY DIFFICULTIES WE ENCOUNTER IN INTEGRATING OUR RECENT ACQUISITION OF IBM'S BROADBAND MODEM PRODUCT LINE, AND ANY FUTURE ACQUISITIONS, COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We may encounter difficulty integrating the personnel we hired, and operations, technology and software we acquired, from IBM. Any difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

     In the future, we may acquire, or invest in, complementary businesses, products, or technologies. Acquisitions involve numerous risks, including:

     - difficulties in integrating operations, technologies, products and personnel;

     - diversion of financial and management resources from existing operations;

     - risks of entering new markets;

     - potential loss of key employees; and

     - inability to generate sufficient revenues to offset acquisition or investment costs.

     If we finance an acquisition by issuing additional equity securities, our stockholders could experience dilution. In addition, acquisitions may involve investment-related or other charges and amortization of acquired technology, goodwill and other intangible assets.

COMPETITION FOR QUALIFIED ENGINEERING PERSONNEL WITH RADIO FREQUENCY EXPERTISE, AS WELL AS SALES, MARKETING AND CUSTOMER SUPPORT PERSONNEL WITH SIGNIFICANT TELECOMMUNICATIONS EQUIPMENT INDUSTRY EXPERIENCE, IS INTENSE, AND IF WE ARE NOT SUCCESSFUL IN ATTRACTING AND RETAINING PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

     Our future performance depends on our ability to attract and retain highly qualified sales, engineering personnel with radio frequency expertise, as well as sales, marketing and customer support personnel with significant telecommunications equipment industry experience. Competition for qualified personnel in the telecommunications equipment industry is intense, and we may not be successful in attracting and retaining such personnel. We are actively searching for research and development engineers, sales and marketing and customer service and support personnel, all of whom are in short supply. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer.

     Competitors and others have in the past, and may in the future, attempt to recruit our employees. We have in the past and may in the future attempt to recruit employees from our competitors. Companies whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We have received such complaints in the past, and may receive such complaints in the future as we seek to hire qualified personnel. These complaints may result in material litigation and related disruption to our operations.

OUR OFFICERS, DIRECTORS AND PERSONS OR ENTITIES AFFILIATED WITH OUR DIRECTORS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THE OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE ISSUES.

     We anticipate that our officers, directors and individuals or entities affiliated with our directors will beneficially own approximately 36.7% of our outstanding common stock as a group after this offering closes. Acting together, these stockholders would be able to significantly influence all matters that our stockholders vote upon, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

FOLLOWING THIS OFFERING APPROXIMATELY 33,830,932 SHARES OF OUR COMMON STOCK WILL BE OUTSTANDING AND FUTURE SALES OF THESE SHARES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL.

     If our stockholders sell substantial amounts of common stock in the public market, the market price of our common stock could fall. The perception among investors that these sales will occur could produce the same effect. After this offering, we will have approximately 33,830,932 shares of common stock outstanding. The shares we are selling in this offering will be freely tradable in the public market. If we take into account the lock-up agreements executed by our existing stockholders, the remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                                   PERCENT OF
                                  TOTAL SHARES
        NUMBER OF SHARES          OUTSTANDING      DATE OF AVAILABILITY FOR SALE
        ----------------          ------------    --------------------------------
1,954,834.......................       6.9%       _____________, 2000 (date of this prospectus)
                                                  to _____________, 2001 (180 days
                                                  after the date of this
                                                  prospectus)

23,599,666......................      83.3%       _____________, 2001 (180 days after the date
                                                  of this prospectus), in some
                                                  cases under Rule 144

2,776,432.......................       9.8%       at various times after
                                                  _____________, 2001

     Our underwriters could waive the selling restrictions imposed by the lock-up agreements at any time, which could accelerate the resale of outstanding shares of common stock. In addition, some of our securityholders have rights to require us to register their shares for resale in the public market.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expects, plans, anticipates, believes, estimates, predicts, potential, continue or the negative of these terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: the introduction and development of new products; product improvements and new services; the success of our technologies; increasing demand for broadband communications; potential future acquisitions; growth in our research and development and general and administrative expenses; the proceeds of this offering and our new capital equipment financing, combined with our cash and cash equivalents, being sufficient to fund our anticipated operating needs for the next 12 months; and the lack of a material impact of the adoption of SFAS No. 133. These and equivalent statements are only predictions. In evaluating such statements, you should consider various factors, including the risks outlined under "Risk Factors." These factors may cause actual events or results to differ materially from those expressed or implied by any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS


     We will receive net proceeds from this offering of approximately $69.9 million, assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $80.6 million.


     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. We expect to use the proceeds for general corporate purposes. We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies that complement our business. We have no present plans, commitments, or current negotiations with respect to any acquisitions.

     Pending our use of the net proceeds of this offering, we intend to invest the proceeds in interest-bearing, investment-grade non-government and government securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999:

     - on an actual basis;

     - on a pro forma basis to give effect to the conversion of all shares of preferred stock into 21,556,469 shares of common stock upon completion of this offering; and


     - on a pro forma as adjusted basis to give effect to the sale of 5,500,000 shares of common stock assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     You should read this table in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.


                                                                          MARCH 31, 2000
                                                             -----------------------------------------
                                                                                            PRO FORMA
                                                               ACTUAL        PRO FORMA     AS ADJUSTED
                                                             -----------    -----------    -----------
                                                             (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE AND
                                                                          PER SHARE DATA)
Capital leases and notes payable, net of current portion...   $  3,431        $  3,431      $  3,431
Stockholders' equity:
  Preferred stock, $0.001 par value: no shares authorized,
    issued or outstanding, actual and pro forma; and
    10,000,000 shares authorized and no shares issued or
    outstanding pro forma as adjusted......................         --              --            --
  Convertible preferred stock, $0.001 par value: issued in
    series A, B and C; 21,602,500 total shares authorized,
    21,556,469 shares issued and outstanding, actual; zero
    shares authorized, issued or outstanding, pro forma and
    pro forma as adjusted..................................         43              --            --
  Common stock, $0.001 par value: 33,250,000 shares
    authorized and 6,774,463 issued and outstanding,
    actual; 33,250,000 authorized and 28,330,932 issued and
    outstanding, pro forma; 120,000,000 authorized and
    33,830,932 issued and outstanding, pro forma as
    adjusted...............................................         14              57            63
  Additional paid-in capital...............................    144,153         144,153       214,026
  Notes receivable from stockholders.......................       (432)           (432)         (432)
  Deferred compensation....................................     (1,606)         (1,606)       (1,606)
  Accumulated deficit......................................    (62,487)        (62,487)      (62,487)
                                                              --------        --------      --------
    Total stockholders' equity.............................     79,686          79,686       149,564
                                                              --------        --------      --------
         Total capitalization..............................   $ 83,117        $ 83,117      $152,995
                                                              ========        ========      ========


     The data in the table above excludes:

     - 2,092,437 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $9.70 per share;

     - 1,455,587 shares of common stock available for issuance at March 31, 2000, under our 1997 Stock Plan;

     - 211,250 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.00 per share;


     - the cashless exercise of outstanding warrants to purchase 126,250 shares of common stock at an exercise price of $1.00 per share, resulting in a net issuance of 117,232 shares of common stock;



     - 28,571 shares of common stock at an assumed exercise price of $12.60 per share, based on an assumed initial offering price of our common stock of $14.00 per share, issuable upon exercise of warrants issued to the lender under our capital equipment financing;


     - 250,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering.

                                    DILUTION


     If you invest in our common stock, your ownership interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book value at March 31, 2000 was approximately $43,506,436, or $1.54 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at March 31, 2000 and assumes the conversion of our currently outstanding shares of preferred stock into common stock upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of the 5.5 million shares of our common stock in this offering assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2000 would have been $113,383,636, or $3.35 per share. This represents an immediate increase in pro forma net tangible book value of $1.81 per share to existing stockholders and an immediate dilution of $10.65 per share to new investors, or approximately 76% of the assumed initial public offering price of $14.00 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share at March 31,
     2000...................................................  $1.54
  Increase per share attributable to new investors..........   1.81
                                                              -----
Pro forma as adjusted net tangible book value per share
  after the offering........................................             3.35
                                                                       ------
Dilution per share to new investors.........................           $10.65
                                                                       ======



     The following table shows, on a pro forma basis at March 31, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $14.00 per share:



                                SHARES PURCHASED         TOTAL CONSIDERATION
                              ---------------------    -----------------------    AVERAGE PRICE
                                NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                              ----------    -------    ------------    -------    -------------
Existing stockholders.......  28,330,932      83.7%    $151,250,417      66.3%        $5.34
New investors...............   5,500,000      16.3       77,000,000      33.7         14.00
                              ----------     -----     ------------     -----
  Total.....................  33,830,932     100.0%    $228,250,417     100.0%
                              ==========     =====     ============     =====


     The above tables and calculations exclude the following:

     - 2,092,437 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $9.70 per share;

     - 1,455,587 shares of common stock available for issuance at March 31, 2000, under our 1997 Stock Plan;

     - 211,250 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.00 per share;

     - the cashless exercise of outstanding warrants to purchase 126,250 shares of common stock at an exercise price of $1.00 per share, resulting in a net issuance of 117,232 shares of common stock;



     - 28,571 shares of common stock at an assumed exercise price of $12.60 per share, based on an assumed initial public offering price of our common stock of $14.00 per share, issuable upon exercise of warrants issued to the lender under our capital equipment financing line;


     - 250,000 additional shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering.

     To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception to December 31, 1997 and for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 were derived from the consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1997 are derived from our financial statements audited by Ernst & Young LLP, independent auditors, that are not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1999 and March 31, 2000 and consolidated balance sheet data as of March 31, 2000 are unaudited. In our opinion, all necessary adjustments, which consist only of normal recurring adjustments, have been included to present fairly the unaudited three-month results which should be read with the consolidated financial statements and notes appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                            PERIOD FROM
                                                           MARCH 5, 1997            YEAR ENDED              THREE MONTHS ENDED
                                                        (INCEPTION) THROUGH        DECEMBER 31,                 MARCH 31,
                                                           DECEMBER 31,       -----------------------    ------------------------
                                                               1997              1998         1999          1999          2000
                                                        -------------------   ----------   ----------    ----------    ----------
                                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..............................................      $       --        $       --   $       --    $       --    $    3,497
Cost of revenues......................................                                                           --         5,162
                                                            ----------        ----------   ----------    ----------    ----------
Gross profit (loss)...................................                                                           --        (1,665)
Operating expenses:
 Manufacturing and operations.........................              --             2,326        7,990         2,719            --
 Research and development.............................           1,895             8,494       12,631         2,844         4,161
 Selling and marketing................................             162             2,445        6,111         1,613         3,338
 General and administrative...........................             501             1,748        4,473           557         1,870
 Royalty expense......................................              --             2,800           --            --            --
 Amortization of deferred compensation................              --               292        1,561           378           320
                                                            ----------        ----------   ----------    ----------    ----------
   Total costs and expenses...........................           2,558            18,105       32,766         8,111         9,689
                                                            ----------        ----------   ----------    ----------    ----------
Loss from operations..................................          (2,558)          (18,105)     (32,766)       (8,111)      (11,354)
Other income (expense):
 Interest income......................................              86             1,066        1,337           304           564
 Interest expense.....................................              --              (160)        (426)          (81)         (135)
 Other income (expense)...............................              (3)              (25)           1            (1)          (10)
                                                            ----------        ----------   ----------    ----------    ----------
   Total other income (expense).......................              83               881          912           222           419
                                                            ----------        ----------   ----------    ----------    ----------
Net loss..............................................      $   (2,475)       $  (17,224)  $  (31,854)   $   (7,889)   $  (10,935)
                                                            ==========        ==========   ==========    ==========    ==========
Net loss per share -- basic and diluted...............      $    (1.01)       $    (5.07)  $    (6.67)   $    (1.84)   $    (2.02)
                                                            ==========        ==========   ==========    ==========    ==========
Shares used in per share calculations -- basic and
 diluted..............................................       2,456,995         3,395,300    4,776,567     4,295,326     5,407,418
                                                            ==========        ==========   ==========    ==========    ==========
Pro forma net loss per share:
 Net loss per share -- basic and diluted..............                                     $    (1.64)                 $    (0.45)
                                                                                           ==========                  ==========
 Shares used in per share calculations -- basic and
   diluted............................................                                     19,400,204                  24,213,887
                                                                                           ==========                  ==========


                                                                   AS OF DECEMBER 31,
                                                              -----------------------------     MARCH 31,
                                                               1997       1998       1999         2000
                                                              -------    -------    -------    -----------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $12,476    $21,328    $46,130      $31,340
Working capital.............................................   12,271     18,963     44,180       32,055
Intangible assets...........................................       --         --         --       36,180
Total assets................................................   12,794     24,440     63,700       94,816
Convertible preferred stock.................................       14         23         38           43
Total stockholders' equity..................................   12,506     20,424     51,333       79,686


     See Note 7 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We provide broadband wireless equipment that enables communications service providers to deliver high-speed, cost-effective voice, video and data services to their business customers. We currently offer two product lines: our Invisible Fiber Internet product line for Internet service providers and our Invisible Fiber SONET product line for communications service providers.

     From our inception in March 1997 through late 1999, our operations consisted primarily of start-up activities, including raising capital, recruiting personnel, conducting research and development, establishing the market for our initial products and purchasing operating assets. In addition, we developed our final product assembly and testing capabilities, entered into manufacturing agreements with third-parties and developed our sales, marketing and administrative organizations.

     We began supplying our Invisible Fiber products for use in field trials during the second half of 1999. Two customers placed orders with us in December 1999, and we first began recognizing revenues from sales of our products during the first quarter of 2000. We sell our products through our direct sales force to service providers in North America who have government licenses to provide wireless services. In addition, we have a small direct sales force focused solely on international customers.

     Revenues. We recognize product revenues at the time of shipment provided no significant obligations remain and collection is probable. We have supplied products to potential customers for use in several field trials. We have not recognized revenues from field trials since the customer can typically return the product with no payment or further obligation to us.

     Cost of Revenues. Cost of revenues consists of component and material costs, direct labor, manufacturing, customer service and estimated warranty costs.

     Manufacturing and Operations. Historically, manufacturing and operations consisted of procurement, assembly and support personnel, product, technical assistance, training and documentation expenses, less amounts capitalized as part of inventory. Concurrent with our recognition of revenues beginning in the first quarter of 2000, we began classifying manufacturing and operations expenses as cost of revenues.

     Research and Development. Research and development expenses consist primarily of compensation and related personnel costs, third party engineering costs and prototype costs related to the design, development, testing and enhancement of our products. We expense research and development costs as they are incurred.

     Selling and Marketing. Selling and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and related support functions, the costs associated with customer field trials that we fund and promotional and other marketing expenses.

     General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, information systems and human resources personnel, professional fees and other general corporate expenses.

     Deferred Compensation. In connection with the grant of certain stock options to employees during the years ended December 31, 1998 and 1999, the Company recorded deferred compensation of approximately $3.8 million representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and amortized as charges to operations on an accelerated basis over the vesting period consistent with the method described in Financial Accounting Standards Board Interpretation No. 28.

     Historically, we have incurred significant losses. As of March 31, 2000, we had an accumulated deficit of approximately $62.5 million. We expect to incur substantial losses for the foreseeable future. We also expect to incur significant research and development, selling, marketing and general and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may never achieve profitability.

RECENT ACQUISITION

     On March 31, 2000, we completed our transaction with IBM to purchase assets and hire employees associated with IBM's broadband modem product line in exchange for 2.75 million shares of series C preferred stock. This IBM unit developed and sold custom modems to us for use in our products. During 1999, the majority of this unit's sales were to us, with minor sales to one other customer. With the completion of this transaction, we have secured intellectual property and engineering expertise for future modem development, and we believe we will lower the cost of manufacturing our products.


     The total value of the consideration for the transaction was approximately $38.5 million, with approximately $2.3 million being allocated to net assets and approximately $36.2 million to intangible assets, which consist of patent and patent application licenses and patent disclosures. The allocation of purchase price is preliminary and subject to adjustment. If the transaction had taken place on January 1, 1999, on a pro forma basis, our revenue and net loss for 1999 would have increased by approximately $0.3 million and $10.6 million or $2.22 per share, respectively. The pro forma revenue and net loss does not purport to indicate what would have occurred if the purchase had actually occurred on January 1, 1999 or to indicate the results that may occur in the future. We plan to focus on further development of the modem technology we have acquired from IBM to improve and enhance our products. We believe that future research and development expenses of the broadband modem products group subsequent to our acquisition of the group will be significantly higher than the pro forma amount for 1999. Additionally, the intangible assets will be amortized over five years, or approximately $7.2 million per year.


RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 2000 AND MARCH 31, 1999

     Revenues. Revenues were $3.5 million for the quarter ended March 31, 2000, as we first began recognizing revenues from shipment of our products during this quarter. We had no revenues in the quarter ended March 31, 1999. Substantially all of our revenues were from product shipments to one customer.

     Cost of Revenues. Concurrent with the recognition of revenues during the quarter ended March 31, 2000, we began classifying manufacturing and operations costs as cost of revenues. During the first quarter of 2000, cost of revenues exceeded revenues by approximately $1.7 million. This was due primarily to initial start up costs of our new transceiver module production operation, excess capacity costs due to the low volume of shipments and reductions of inventory to net realizable value. We believe that when the volume of shipments increases, our transceiver module production operation begins volume production and the planned redesign of product components to reduce cost occurs, our product costs per unit will significantly improve. However, there can be no assurance these cost improvements will be realized in the future.

     Manufacturing and Operations. Manufacturing and operations expenses for the quarter ended March 31, 1999, consisted primarily of personnel costs related to the commencement of our final assembly and testing manufacturing efforts and the establishment of our technical assistance center. In addition, the remaining amounts were attributable to facilities, depreciation and production costs related to our manufacturing facility and recently developed production process. Concurrent with our recognition of revenues in the quarter ended March 31, 2000, we began classifying manufacturing and operations expenses as cost of revenues.

     Research and Development. Research and development expenses of $4.2 million for the first quarter of 2000 were $1.3 million higher than the first quarter of 1999. This increase was due primarily to an increase in the number of engineering personnel and depreciation related to development equipment purchased. Personnel related costs and depreciation accounted for approximately 83% and 15%, respectively, of the increase. As a result of our acquisition of the broadband modem product line at the end of the first quarter of 2000, we expect our research and development expenses to increase significantly in future quarters.

     Selling and Marketing. Selling and marketing expenses of $3.3 million for the first quarter of 2000 were $1.7 million higher than the first quarter of 1999. The increase was due to the establishment of a core sales and marketing group and the increase of advertising, marketing and other costs associated with sales and support activities. Personnel costs related to the establishment of the sales and marketing group accounted for approximately 63% of the expense increase. Advertising, marketing and other costs associated with sales and support activities represented 26% of the increase.

     General and Administrative. General and administrative expenses of $1.9 million for the first quarter of 2000 were $1.3 million higher than 1999. The increase was due primarily to the development of the finance, human resources and information technology groups, and, in the third quarter of 1999, the hiring of our chief executive officer. Personnel related costs accounted for approximately 40% of the increase. Depreciation and professional services costs represented approximately 57% of the increase.

YEARS ENDED DECEMBER 31, 1999 AND 1998 AND PERIOD MARCH 5, 1997 (INCEPTION) TO DECEMBER 31, 1997

     Revenues. We recognized no revenues through December 31, 1999.

     Manufacturing and Operations. Manufacturing and operations expenses increased $5.7 million in 1999 from $2.3 million in 1998 to $8.0 million in 1999. Approximately 52% of the increase was due to higher personnel costs related to the commencement of our final assembly and testing manufacturing efforts and the establishment of our technical assistance center. Approximately 25% of the remaining increase was attributable to facilities, depreciation and production costs related to our manufacturing facility and recently developed production process. The remainder of the increase was attributable to increases in travel, supplies and professional and other service expenses. We had no manufacturing and operating expenses in the period from inception through 1997.

     Research and Development. Research and development expenses increased $4.1 million in 1999 from $8.5 million in 1998 to $12.6 million in 1999. The increase was due to an increase in the number of engineering personnel and significant third party contract engineering costs during 1999. Personnel related costs and third party contract engineering expenses represented 30% and 47% of the increase in 1999, respectively. Research and development increased $6.6 million in 1998 from $1.9 million in the period from inception through 1997 to $8.5 million in 1998. Personnel related costs and third party contract engineering expenses represented 32% and 56% of the increase in 1998, respectively.

     Selling and Marketing. Selling and marketing expenses increased $3.7 million in 1999 from $2.4 million in 1998 to $6.1 million in 1999. The increase was due to the establishment of a core sales and marketing group and the increase of advertising, marketing and other costs associated with sales and support activities. Personnel costs related to the establishment of the sales and marketing group and advertising, marketing and other costs accounted for 43% and 41% of the expense increase in 1999, respectively. Selling and marketing increased $2.2 million in 1998 from $0.2 million in the period from inception through 1997 to $2.4 million in 1998. Personnel costs related to the establishment of the sales and marketing group and advertising, marketing and other costs accounted for 56% and 21% of the expense increase in 1998, respectively.

     General and Administrative. General and administrative expenses increased $2.8 million in 1999 from $1.7 million in 1998 to $4.5 million in 1999. The increase was due to the development of the finance, human resources and information technology groups, and the hiring of our chief executive officer. Personnel related costs accounted for 57% of the increase in 1999 and 29% of the remaining increase consists of depreciation and amortization of fixed assets and legal and accounting costs. General and administrative expenses increased $1.2 million in 1998 from $0.5 million in the period from inception through 1997 to $1.7 million in 1998. Personnel related costs accounted for 65% of the increase in 1998 and 34% of the remaining increase consists of depreciation and amortization of fixed assets and legal and accounting costs.

     Royalty Expense. In 1998, we issued a shareholder 1,600,000 shares of common stock in satisfaction of an existing royalty agreement. As a result, we recorded $2.8 million in royalty expenses in 1998, representing the fair market value of the common stock at that time.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of approximately $97.7 million of convertible preferred stock as well as through capital leases for capital equipment, furniture and software. During 1999, we raised approximately $61.0 million from private sales of convertible preferred stock.

     As of March 31, 2000, cash and cash equivalents were $31.3 million, a decrease of $14.8 million from the end of 1999. As of December 31, 1999, cash and cash equivalents and short-term investments were $46.1 million, an increase of $24.8 million from cash and cash equivalents and short-term investments of $21.3 million at the end of 1998. Cash and cash equivalents and short-term investments increased $8.8 million in 1998 from $12.5 million at December 31, 1997. The increases in 1999 and 1998 were due primarily to the private sales of convertible preferred stock.

     For the quarter ended March 31, 2000, we used approximately $13.5 million of cash from operations primarily due to our net loss of $10.6 million and growth of receivables and inventory of $3.3 million. For the quarter ended March 31, 1999, we used approximately $6.2 million of cash primarily due to our net loss of $7.5 million. During 1999, we used approximately $31.5 million of cash in operations primarily due to our net loss of $30.3 million and a growth in inventory of $7.2 million. We used approximately $12.1 million of cash for operations in 1998 due primarily to the net loss of $14.5 million, partially offset by an increase in payables.

     For the quarter ended March 31, 2000 and March 31, 1999, our investing activities included the purchase of approximately $3.0 million and $1.2 million, respectively, of property and equipment. For the quarter ended March 31, 1999 we purchased approximately $6.0 million in short-term investments. During 1999 and 1998, our investing activities included the purchase of approximately $4.5 million and $1.0 million, respectively, of property and equipment.

     Cash provided by financing activities for the quarter ended March 31, 2000 and 1999 generated approximately $1.7 million and $10.9 million, respectively. Financing activities for both periods included proceeds from financing our equipment purchases. Additionally, for the 1999 period financing activities included proceeds from sales of convertible preferred stock. Cash provided by financing activities in 1999 and 1998 generated approximately $60.8 million and $22.0 million, respectively, primarily from the private sales of convertible preferred stock.

     On February 25, 2000, we entered into an agreement with a financial institution to borrow up to $9.0 million in 2000 for capital equipment purchases, furniture and software. Up to $5.0 million of the borrowings are repayable over four years and will bear interest at an annual rate of 13.16% and up to $4.0 million is repayable over three years with an annual rate of interest of 10.4%. The current available borrowing base under this agreement is $7.0 million. An additional $2.0 million will be available upon completion of this offering. The agreement includes no financial covenants and the specific equipment, furniture and software purchased with the borrowings will serve as security for the loans. Under the agreement, we issued warrants to purchase our common stock in the amount of 4% of the currently available borrowing base, or $280,000. The exercise price of these warrants is 90% of the price of our initial public offering price per share. If we do not complete an initial public offering prior to the first anniversary of the agreement the exercise price of these warrants will be $10.00 per share. We have also issued an additional $80,000 worth of warrants which will become exercisable only upon completion of this offering. The exercise price of these warrants will be 90% of the price of our initial public offering price per share. As of March 31, 2000, we had utilized approximately $2.0 million of the available borrowings under this agreement.

     We are obligated to pay lease payments of approximately $10.0 million over the lease periods of our operating leases, with $1.8 million due in 2000. The lease obligations include approximately $6.6 million for a seven year lease for our new manufacturing and office space we occupied in the first quarter of 2000. In conjunction with this lease agreement, we secured a $1.1 million letter of credit in 2000 in favor of the landlord with cash.

     We expect our capital expenditures for the next twelve months will be substantially above the $4.5 million spent in 1999. We anticipate capital expenditures for the next twelve months will be in the range of $20 to $25 million, including amounts for production and test equipment to complete and expand our new transceiver module factory, test equipment for expansion of our final assembly and testing capacity, additional software tools and necessary expenditures to support expected headcount growth. However, the timing and extent of any future capital expenditures is dependent upon future business growth.

     We expect our cash requirements will increase significantly in 2000, as we continue our research and development efforts, hire and expand our sales, support, marketing and product development organizations, grow our administrative support activities, and expand our leased facilities. Additionally as our business volumes grow we anticipate a significant cash requirement for working capital growth and capital expenditures. The amount and timing of cash requirements will depend on market acceptance of our products and the resources we devote to researching and developing, marketing, selling and supporting our products. We believe that our current cash and cash equivalents on hand, the net proceeds from this offering and availability under our new capital equipment financing line should be sufficient to fund our operations for at least the next 12 months. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. In addition, any material acquisition of complementary businesses, products or technologies or material joint venture could require us to obtain additional equity or debt financing. There can be no assurance that such additional financing would be available on acceptable terms, if at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. If we are unable to raise sufficient funds on acceptable terms we may not succeed in executing our strategy and achieving our business objectives. In particular, we could be forced to reduce personnel and limit our product development, manufacturing and sales and marketing activities, forego attractive business opportunities and we may lose the ability to respond to competitive pressures.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET INTEREST RATE SENSITIVITY

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and investment grade non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of March 31, 2000, all of our cash and cash equivalents were in money market and checking funds.

                                    BUSINESS

OVERVIEW

     We provide broadband wireless equipment that enables communications service providers to deliver high-speed, cost-effective voice, video and data services to their business customers. Our Invisible Fiber products combine high transmission speeds and the reliability of fiber optic networks with the flexibility, low cost and rapid deployment of wireless technologies. Our products meet the same carrier class standard of reliability used for fiber optic networks, and can be seamlessly incorporated into existing fiber optic and wireless networks or used to build new networks. Our products feature proprietary technologies that enable service providers to install more units in a service area than would be possible with conventional broadband wireless technologies, permitting them to serve more users and generate more revenues.

     We have designed our Invisible Fiber products for deployment in consecutive point networks. In a consecutive point network, communications traffic can flow in either direction around a ring of point-to-point wireless links, creating multiple transmission paths and reducing the risk of service interruptions. Consecutive point networks are scalable and flexible, allowing a service provider to quickly reconfigure, divide or expand the ring of wireless links to address changes in the size or geographic location of the service provider's customer base. We currently offer two product lines: our Invisible Fiber Internet product line for Internet service providers and our Invisible Fiber SONET product line. SONET stands for synchronous optical network, a standard for transmission of high-volume communications in fiber optic networks.

INDUSTRY BACKGROUND

GROWING DEMAND FOR BROADBAND COMMUNICATIONS

     The amount of data being transmitted over the Internet and other communications networks is increasing rapidly due to the growing number of users accessing these networks and the increasing range of data-intensive activities for which these networks are being used. Businesses are increasingly using the Internet to extend their reach to customers and suppliers through applications such as electronic commerce, supply chain management, web hosting, global marketing and customer support. Businesses are also creating data networks among corporate sites, remote offices and telecommuters in order to facilitate employee communications, e-mail, file sharing, and research and analysis. A growing number of businesses are using third party application service providers to provide web hosting for mission-critical business systems. These network-based business activities require quick and reliable transmission of increasingly large amounts of data. As a result, broadband access is becoming increasingly important to business customers.

DEREGULATION AND COMPETITION ARE DRIVING DEPLOYMENT OF BROADBAND ACCESS TECHNOLOGIES

     Global telecommunications deregulation is creating significant competition among providers of advanced communications services, thereby accelerating the deployment of broadband access technologies. In the United States, incumbent carriers such as Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell, SBC Communications and US West were, until recently, the exclusive providers of the wire line connections to subscribers. The Federal Telecommunications Act of 1996 intensified the competitive environment in the United States by requiring incumbent carriers to lease portions of their networks, including the local access portion that provides the final connection to subscribers, to competing carriers. Additionally, telephone companies and cable operators are seeking to expand their service offerings by entering each others' markets. Similar deregulation and competition is occurring in many regions of the world. To compete in this environment, many service providers seek to differentiate themselves and maximize revenue per subscriber by offering high-speed internet access and integrated voice, video and data services, which require broadband access.

TRADITIONAL NETWORK ACCESS SOLUTIONS ARE NOT SUITABLE FOR MANY BUSINESS SUBSCRIBERS

     In order to meet increasing demand for broadband access, many service providers have used fiber optic cable to build high-speed data highways that transmit data at speeds in multiples of 10 Gbps, or 10 billion bits per second. These fiber optic data highways are called the network backbone because they connect service providers' network operations centers across the nation. In addition, many businesses have installed internal networks that operate at speeds of up to 1 Gbps. A fiber optic network is a transmission medium on which information is transmitted as light pulses along thin glass filaments, or fiber.

     A bottleneck exists in the local access portion of existing telecommunication networks, which provides the connection between the network backbone and the subscribers. Subscribers have traditionally connected to the network backbone over standard copper telephone lines which carry data at rates of only up to 56.6 thousand bits per second, or 56.6 Kbps. At these speeds, several minutes are often required to access a media-rich web site, and several hours may be required to transfer or download large files. This bottleneck frustrates subscribers, and limits the capability of service providers to satisfy demand for broadband access.

     Many business subscribers require higher speed network connections, and have traditionally used copper-based T1 services in the United States and E1 services internationally. A T1 line is a telecommunications connection dedicated to a subscriber that supports data transmission rates of up to 1.5 million bits per second, or 1.5 Mbps; an E1 line supports data transmission rates of up to
2.0 Mbps. T1 and E1 services, however, cannot meet the increasing broadband access requirements of many business subscribers. In addition, T1 and E1 services are costly and cumbersome access strategies for emerging service providers, who must lease lines from incumbent carriers and forego control over their network facilities.

EMERGING ACCESS SOLUTIONS HAVE LIMITATIONS

     Because T1 and E1 services cannot satisfy the high-speed broadband access requirements of business subscribers, a number of alternative access solutions have been developed, including:

     Digital Subscriber Line. Digital subscriber line, or DSL, technology improves the data transmission rate of copper wire lines. Most DSL deployments offer either symmetrical services or high-speed asymmetrical services. Symmetrical services provide equal transmission speed to and from the subscriber. The speed, however, does not meet the bandwidth requirements of most business users. Asymmetrical services provide higher transmission speeds from the network to the subscriber and lower speeds from the subscriber to the network. This is suitable for most non-business users who typically need bandwidth to download web pages, but not to transmit large amounts of data. Moreover, new service providers who offer DSL services must lease existing copper lines from incumbent carriers, increasing the cost of their DSL deployment. Service providers who choose to install their own networks and avoid paying access charges will not install copper wire lines.

     Cable. Cable modems enable asymmetrical data services to be delivered over a network originally designed to provide television service to residential subscribers. Cable networks connect to the home using coaxial cable, which has greater transmission capacity than copper lines used by telephone companies. These networks, however, often require costly upgrades to support symmetrical data services. In addition, cable does not currently serve as a broadband access alternative for business subscribers.

     Point-to-Multipoint Wireless. Point-to-multipoint wireless technology enables data to be transmitted between a central hub and multiple subscriber locations deployed around the hub. The central hub connects subscribers in the local access portion of the network to the service provider's network backbone. Because point-to-multipoint solutions are wireless, they typically have lower installation costs and shorter deployment times than wireline solutions. In addition, they provide higher-speed symmetrical service than either DSL or cable. However, many business subscribers require more bandwidth than can be supported by existing point-to-multipoint wireless solutions. The technological limitations of point-to-multipoint technology also limit the number of customers that a service provider may serve within the area covered by its licensed radio frequency.

     Point-to-Point Wireless. Point-to-point wireless technology enables data to be transmitted symmetrically to and from the local access portion of the network using a radio link between a subscriber and the service provider that is dedicated to the subscriber and not shared with other subscribers. This architecture requires the installation of expensive equipment at each end of a link for each new subscriber. As a result, point-to-point wireless systems are difficult to scale, and they cannot be cost-effectively reconfigured or expanded to accommodate changes in a service provider's customer base. For these reasons, point-to-point wireless technology has generally not been adopted as a solution for connecting subscribers to the network backbone.

     Consecutive Point Wireless. Consecutive point wireless describes our unique system design consisting of a series of point-to-point wireless connections, or links, which are deployed in a ring within a service area. We discuss our consecutive point wireless technology in more detail below.

     Fiber. Fiber offers the highest data transmission rate of any access solution, but deploying fiber is slow and costly. Building a wireline network in a major metropolitan area requires digging up miles of city streets. Such projects often require many months to obtain the necessary permits and several more months to complete installation, and service cannot begin until construction is completed. Construction costs for fiber networks in metropolitan areas are extremely high, and rights of way, if available, often carry additional governmental tariffs. Maintenance is also costly because fiber optic cable sometimes must be dug up to be repaired. Fiber is not a flexible solution because fiber lines cannot be easily redeployed if the customer relocates outside of the fiber network. These problems have generally limited the use of fiber as a solution for connecting subscribers to the network backbone.

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     The chart below compares network-to-subscriber and subscriber-to-network data transmission speeds in the backbone, local access and corporate networks for various technologies, including our consecutive point network solution which is described in the next section:

                               [BANDWIDTH CHART]

     As a result of the limitations of conventional point-to-point and point-to-multipoint wireless technologies and the costs and inefficiencies of deploying fiber networks, a significant market opportunity exists for a cost-effective, broadband wireless solution capable of efficiently serving business customers.

THE TRITON NETWORK SYSTEMS SOLUTION

     Our Invisible Fiber products offer service providers high transmission speeds, the reliability of fiber optic networks and the flexibility, low cost and rapid deployment of wireless technologies. We design and manufacture the hardware and design the software used in our products.

     We have designed our products to be deployed in a series of wireless point-to-point connections, or links, forming a ring which we call a consecutive point network. Each link consists of two Invisible Fiber units, both of which transmit and receive broadband wireless traffic. The links in our wireless networks connect a service provider's network backbone to a series of customer buildings, as shown in the diagram below.

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

         THE TRITON NETWORK SYSTEMS CONSECUTIVE POINT NETWORK SOLUTION

                                    [CHART]

     We believe that our wireless solution overcomes the limitations and inefficiencies inherent in other wireless technologies, and provides service providers with the following key competitive advantages:

     High Speed Network Service. Our products enable the delivery of symmetrical, high-speed voice, video and data services. Our current Invisible Fiber Internet product allows Internet service providers to provide their customers Internet access at Fast Ethernet speed, which is an industry standard for transmission speeds of 100 Mbps. Such speed allows business users to download in seconds media-rich files that would require minutes to download using a dedicated T1 line. Our current Invisible Fiber SONET products transmit data at 155 Mbps, and offer the same capacity as 84 conventional T1 lines or in international markets, 63 conventional E-1 lines. Such high speed facilitates the adoption of emerging on-line business models such as the use of application service providers.

     High Reliability and Availability of Service. We design our products to match carrier class reliability standards, including 99.999% availability and error rates of less than one error per trillion bits transmitted. This enables our customers to provide their subscribers the same high reliability and availability offered by incumbent carriers. Our consecutive point networks transmit communications in both directions around a ring of linked Invisible Fiber units. If one transmission path is disrupted, signals immediately reroute in the opposite direction around the ring and no interruption of service

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

occurs. Other broadband wireless products are more vulnerable to service interruptions because they have only one transmission path.

     As a result, these transmissions may fail whenever the line of sight between points in a wireless link is temporarily blocked by moving objects or adverse weather conditions.

     Rapid Deployment and Potential for Rapid Return on Investment. Service providers can deploy our products and begin providing their subscribers with broadband access in significantly less time and at a lower cost than they would be able to do using fiber optic networks or point-to-point or point-to-multipoint wireless networks. Service providers can install our Invisible Fiber products on rooftops or sides of buildings in a matter of hours. Each of our products uses the same communicating standards and physical connections used in fiber optic networks so that service providers may easily integrate our products into their networks. As a result, service providers can rapidly add subscribers and generate revenue to offset the fixed costs associated with entering new markets. Our solutions also use radio frequency efficiently and maximize the reuse of a service provider's licensed radio frequency. This enables service providers to reach more subscribers with their licensed radio frequency, generating greater revenue by spreading the fixed cost of the licensed frequency over a larger subscriber base. Lifecycle costs are further reduced because carriers can easily redeploy and reuse our products as customer needs change.

     High Density Deployment. Our products enable service providers to maximize the number of Invisible Fiber units that may be installed and the number of subscribers that may be served in the area covered by the service provider's licensed radio frequency. Our proprietary power control technology automatically adjusts the power output of each unit to the minimum level necessary for reliable transmission. In addition, our antenna design ensures that transmissions between Invisible Fiber units travel along extremely narrow pathways. These features minimize radio interference among Invisible Fiber units and other wireless equipment operating in a service area. By minimizing radio interference, we enable service providers to use their licensed radio frequencies to support more customers within a service area.

     We believe that no other broadband wireless products match our power control capability. In particular, point-to-multipoint systems cannot do so because the base station must transmit at power levels high enough to communicate with the most hard-to-reach subscriber unit, which, due to geography and weather, means the signal may be broadcast further than necessary in other directions. The excess transmission power increases interference between wireless links and reduces the number of customers that may be served by a service provider within the service area covered by its licensed radio frequencies.

     Highly Flexible. We design our products to enable service providers to quickly configure, expand and relocate their networks. Our consecutive point architecture is scalable. Service providers can deploy Invisible Fiber units incrementally as demand for their services increases, allowing them to match capital outlays with subscriber growth. Additionally, our consecutive point network can take any shape, including a ring or a mesh, allowing service providers to connect both broadly dispersed subscribers as well as those in dense service areas. If a ring reaches capacity, the service provider can easily split the ring in two or add a ring by deploying a small number of additional Invisible Fiber units without interrupting services to existing customers.

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

THE TRITON NETWORK SYSTEMS STRATEGY

     Our goal is to be a leading worldwide provider of broadband wireless equipment. We recognized our first revenues in the period ended March 31, 2000. We are currently shipping products to three significant customers. We plan to achieve this goal by:

INCREASING SALES TO EXISTING CUSTOMERS

     We recently entered into three-year contracts with Advanced Radio Telecom (Nasdaq: ARTT), a provider of broadband Internet services to businesses not served by fiber optic networks, CenturyTel (NYSE: CTL), a large regional diversified communications company, and CAVU, a provider of high speed Internet connectivity to businesses. We believe that our customers will undertake large-scale deployments of our products. Our sales and engineering personnel work closely with our customers to ensure that they are using our solutions to maximum benefit, and to promote the use of our solutions in additional locations and applications. We intend to build upon the recent acceptance of our products to become a leading provider of broadband wireless access equipment to these and other service providers. We intend to increase our visibility as a provider of broadband wireless access equipment and believe that our increased visibility will generate additional sales.

EXPANDING OUR CUSTOMER BASE

     We plan to increase sales of our products to new customers. Our products provide capabilities not previously available from wireless vendors. We will continue to inform potential customers about the competitive advantages offered by our consecutive point network solution and our Invisible Fiber products. We believe it is important to take a targeted approach to the implementation of our sales strategy, and we have identified a number of key accounts as having the potential for large-scale deployment of our products. We assign each key account to a single manager, who is responsible for managing the overall customer relationship. Our key account managers work closely with our current and potential customers to coordinate network design, ensure successful installation and provide continuous customer support.

MAINTAINING AND EXTENDING PRODUCT AND TECHNOLOGY LEADERSHIP

     We believe that we are currently the technology leader in developing broadband wireless solutions for consecutive point networks. Our Invisible Fiber Internet and Invisible Fiber SONET products can achieve fully dedicated 100 Mbps and 155 Mbps/622 Mbps data rates, respectively. No other broadband wireless solution known to us can achieve comparable data rates across a network, while maintaining carrier class reliability. We intend to maintain and extend our technology leadership through continued research and development and, where appropriate, acquisitions of complimentary businesses, products and technologies, such as our acquisition of broadband modem technology from IBM. We will continue to develop products that address the competitive demands of service providers and enable them to deploy differentiated, profitable services to their subscribers. In this regard, we are enhancing the performance of our existing products and developing new products that operate at different frequency bands and higher bandwidths.

CONTINUING TO PURSUE INTERNATIONAL MARKET OPPORTUNITIES

     We believe that there is a significant market opportunity for our products in international markets where government authorities have granted or have indicated that they intend to license radio frequency to wireless service providers. We employ a focused approach in our international expansion

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

and we are currently targeting Canada, Australia and Japan. We have obtained regulatory approval to deploy our products in Canada and Japan, with Australia pending, and have formulated a sales and marketing strategy for each market. To support our international expansion, we may enter into strategic relationships and joint ventures with third-parties. In this regard, in February 2000 we entered into a value-added reseller agreement with CommVerge Solutions to resell our products.

PRODUCTS AND TECHNOLOGY

KEY TECHNICAL FEATURES

     We currently offer two product lines: our Invisible Fiber Internet product line for Internet service providers and our Invisible Fiber SONET product line for communications service providers who offer voice and data services. Both product lines use our proprietary technology. Key technical features common to our products include:

     - 99.999% Availability at 1 Bit per Trillion Error Rate. We have designed all of our products to maintain a connection between links 99.999% of the time, corresponding to approximately five minutes of down time per year, with bit error rates of one bit per trillion or better, even under adverse weather conditions. This means that only one error bit occurs for every approximately 2.8 hours of operation of our current Invisible Fiber Internet products, and for every approximately 1.7 hours of operation of our current Invisible Fiber SONET products. Bit error rate is a measurement of transmission quality expressed as a ratio of the average number of bits containing errors in the total number of bits transmitted. Our bit error rate performance is equivalent to those typically found in fiber optic networks. Our consecutive point network design allows communications traffic to travel in two directions, which minimizes service interruptions.

     - High Bandwidth Data Rate. Our current Invisible Fiber SONET products transmit data at speeds of 155 Mbps and our Invisible Fiber Internet products transmit data at speeds of 100 Mbps. This provides service providers the capacity needed to support broadband applications, such as simultaneous voice, video and data services.

     - 50 Decibels Power Control. Our proprietary power control technology dynamically modifies our products' transmitter output to minimize the power employed while maintaining bit error rates of one bit per trillion or better. Each Invisible Fiber unit in a link constantly measures the signal of the other unit in that link in order to compensate for interference caused by adverse weather conditions and radio frequency sources. Each Invisible Fiber unit automatically reduces its power to the minimum level required for reliable transmission, enabling dense urban deployments of our products and maximizing reuse of the licensed radio frequency of our customers. Our products feature 50 decibels of power control range, which means the maximum power strength is 100,000 times the minimum power strength. This power control range is up to 1,000 times greater than is typically found in conventional broadband wireless equipment.

     - Narrow Beam Transmission Technology. Our products use advanced antennas to transmit signals along extremely narrow, direct pathways. By so confining transmissions, we minimize interference among Invisible Fiber units and are able to deliver a high quality, reliable and secure signal, while significantly extending the distance between transmitters and receivers. This further enables dense urban deployments and flexible network configurations.

     - High System Gain. Our products can transmit up to two watts of power, while maintaining less than approximately 5 decibels of system noise. These capabilities yield system gain for our products of between 162 and 177 decibels. System gain is a measurement of the overall transmission and reception performance of a radio link. Higher system gain means a better ability to maintain transmission quality and overcome interference created by adverse weather conditions or other wireless equipment operating in a service area.

     - Standard Network Management Protocol Software. We support our products with a full suite of network management tools designed to be easily integrated with our customers' overall network platforms. This allows customers to monitor network performance and troubleshoot difficulties remotely from multiple locations using different industry standard computing platforms.

     - Single Outdoor Unit. Each Invisible Fiber unit is a single self-contained outdoor unit, not separate indoor and outdoor units connected via coaxial cable, a configuration that is typical of other broadband wireless systems. Because our products do not have an indoor unit, service providers avoid the expense of leasing equipment space inside the buildings they use to install our products. Within a building, fiber optic cable connects our products directly to a customer's network. Fiber is more flexible than coaxial cable and it can be installed and operated over longer distances, making network connections easier and more cost-effective and enabling corporate campuses to use our products to complement existing fiber networks. The use of fiber also eliminates the possibility that a voltage surge caused by lightning striking one of our units will damage a customer's equipment or interrupt service.

     - Standard Fiber Optic Cable Connection. A standard fiber optic cable connection is imbedded in each of our products. This enables service providers to connect their equipment to our products using standard fiber optic cable and equipment. This capability allows service providers to easily install our equipment in their networks and eliminates the need for expensive connection equipment at each point in their networks.

     - Innovative External Packaging and Ease of Installation. Our products are designed to blend with the architectural design of the sites to which they are fixed. The antenna and all other components of the radio are packaged inside the unit's compact, streamlined, paint-ready housing. Our patent-pending mounting hardware permits direct mounting of units to a pole or the wall of a building. These design features provide advantages to operators when they pursue roof rights and make installation and maintenance of our products quick and inexpensive.

INVISIBLE FIBER INTERNET PRODUCT LINE

     Our Invisible Fiber Internet products enable service providers to offer their subscribers reliable Internet access at higher speeds than all other technologies except dedicated fiber and at cost levels comparable to or better than those associated with other technologies. We have designed these products to support high-bandwidth data applications over the Internet, such as large file transfers, video conferencing, live video streaming and electronic commerce, as well as business networking among local area networks, metropolitan area networks and wide area networks. We currently offer Invisible Fiber Internet products for the 38 Gigahertz frequency and the 28, 29 and 31 Gigahertz, or Local Multipoint Distribution Service, frequencies and we are developing additional products for other frequencies above 20 Gigahertz.

     We have designed our Invisible Fiber Internet products for deployment in consecutive point networks in large metropolitan areas. Each Invisible Fiber Internet unit contains a transmitter, a receiver, a modem and our proprietary network interface card. Each Invisible Fiber Internet unit forwards data without regard to content. Our current Invisible Fiber Internet products are able to examine incoming data from the network to determine if data is addressed to customers at that location. The unit delivers traffic to the local customers and inserts traffic from these customers into

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

the transmission stream. Non-local traffic is switched through the unit and forwarded across the consecutive point network bypassing the local building where the unit is located. This switching functionality ensures that only data destined for a specific location will be transmitted to that location's local network, thereby reducing bandwidth consumption on the local network and improving response times.

     Our current Invisible Fiber Internet products use a 100 Megahertz channel pair, consisting of a 50 Megahertz transmit channel and a 50 Megahertz receive channel, to carry data at a rate of approximately 120 Mbps in each direction over a link. The user's traffic accounts for 100 Mbps of the total data rate. Error correction and our proprietary power control and radio network management technologies account for the remaining 20 Mbps. This is a differentiating feature of our current Invisible Fiber Internet products, as we deliver a fully dedicated 100 Mbps for use by service providers.

INVISIBLE FIBER SONET PRODUCT LINE

     Our Invisible Fiber SONET products enable service providers who offer voice and data services to build and extend networks more quickly and cost-effectively than they would be able to using fiber. We have designed our products so that they can be connected directly and transparently to standard telecommunications equipment. This enables rapid installation of our products into existing networks. We currently offer Invisible Fiber SONET products for the 38 Gigahertz frequency and the Local Multipoint Distribution Service frequencies. In addition, we are developing additional products for other frequencies above 20 Gigahertz.

     Each Invisible Fiber SONET unit consists of a transmitter, a receiver, a modem and our proprietary network interface card. Each unit forwards data without regard to content. Our Invisible Fiber SONET units utilize proprietary technology to maintain high-quality synchronization timing signals. Synchronization ensures lower bit error rates and high availability. Our high quality synchronization enables more efficient deployment of a large network. Because our synchronization capabilities are embedded in our Invisible Fiber SONET units, our customers do not have to rely on costly external synchronization solutions.

     Our current Invisible Fiber SONET products use a 100 Megahertz channel pair, consisting of a 50 Megahertz transmit channel and a 50 Megahertz receive channel, to carry data at a rate of approximately 190 Mbps in each link. The users network traffic accounts for 155 Mbps of the total data rate. Error correction and our proprietary power control and radio network management technologies account for the remaining 35 Mbps. This is a differentiating feature of our Invisible Fiber SONET products, as we deliver a fully dedicated 155 Mbps for use by service providers.

     We recently introduced a new higher speed Invisible Fiber SONET product which will carry data at an approximate rate of 691 Mbps. The core network traffic accounts for 622 Mbps of the total data rate. Product development is not yet completed. In particular, certain components have not yet been completed or tested. As a result, we cannot be certain about the timing of the product introduction or the performance of the final product.

CUSTOMERS AND MARKETS

     We target service providers worldwide that have licensed radio frequency suitable for high-speed services or are planning to acquire such a license to deliver high-speed services to subscribers.

     Our targeted customers are typically planning to commence large scale deployments of wireless broadband equipment during the next two years. We have entered into contracts with Advanced

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

Radio Telecom, CenturyTel and CAVU for our Invisible Fiber Internet and SONET products. In addition, we are currently conducting evaluation trials with potential new customers.

     Advanced Radio Telecom. Advanced Radio Telecom holds an estimated 333 licenses in the 38 Gigahertz frequency band for 194 markets in the United States, including 49 of the 50 largest markets. In December 1999, we entered into a three-year agreement with Advanced Radio Telecom. Under this agreement, Advanced Radio Telecom has agreed to purchase 2,000 38 Gigahertz Invisible Fiber Internet units for delivery before December 31, 2000.

     CenturyTel. CenturyTel provides local exchange telephone services and cellular telephone services to an estimated 2 million customers in twenty states. CenturyTel holds approximately 36 licenses for the Local Multipoint Distribution Service frequencies. In December 1999, we entered into a three-year agreement with CenturyTel. Under this agreement, CenturyTel has agreed to purchase 1,000 of our Local Multipoint Distribution Service Invisible Fiber Internet or SONET units over a three-year period. CenturyTel is obligated to purchase 500 of these units by December 31, 2000.

     CAVU. CAVU offers Internet connectivity at 100 Mbps to business customers in selected markets across the United States. In April 2000, we entered into a three-year agreement with CAVU. Under this agreement, CAVU has agreed to purchase 1,000 of our Local Multipoint Distribution Service Invisible Fiber Internet or SONET and 38 Gigahertz Invisible Fiber Internet or SONET units over a three-year period, of which 500 are to be delivered by December 31, 2000 and another 500 units by June 30, 2001.

SALES AND MARKETING

     Direct Sales. We currently utilize a direct sales force to serve customers in the U.S. As of March 31, 2000, our U.S. sales force consisted of 14 employees each of whom has significant experience in the telecommunications industry. We may consider entering into relationships for the resale of our products in the U.S.

     We sell our products directly to international customers. As of March 31, 2000, our international sales team consisted of 3 employees with an average of 22 years of international telecommunications industry experience. We intend to expand our international direct selling efforts principally in Canada, Australia and Japan. We have already received regulatory approval to market our products in each of these markets. We are currently developing products for additional markets and expect to increase our sales force as we gain regulatory approvals in these markets. In addition, we recently entered into an agreement with CommVerge Solutions, a value added reseller of communications solutions, under which CommVerge Solutions will resell our products.

     Key Account Management. We rely on key account management teams to drive sales to those domestic and international customers who have the greatest potential for large-scale network deployments of our products. Once we identify a key account, we organize a key account management team to oversee and coordinate all aspects of our relationship with the customer. Each key account management team consists of a vice president who reports directly to our chief executive officer, an account manager, technical support personnel, including engineers, and a program manager. The account manager focuses on understanding the customer's business needs and positioning our products as solutions for those needs, and is responsible for coordinating order flow, revenue, new market/product penetration and management of competitive risks. The account manager ensures that technical support personnel are available as necessary to address the customer's technical questions and to assist with product evaluations and demonstrations and the integration of our products into the customer's network. The technical support personnel are available to assist the customer in the design, architecture, planning and deployment of the customer's network. The program manager is responsible for executing contracts with the customer, developing appropriate

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

project schedules and working with manufacturing to ensure that our products are shipped to the customer on time and to the correct locations.

     As the number of our key accounts increases, we intend to deploy key account teams to customer locations. We believe that this will enable our key account teams to build closer relationships with their key accounts and capture additional sales of our products by positioning themselves to assist customers in the design, planning and deployment of the customer's network. We believe that this focused sales approach will enable us to maximize new market and new product sales to service providers, generating higher sales with lower corresponding costs.

     Marketing Efforts. The principal goal of our marketing program is to inform existing and potential customers about the capabilities and benefits of our products and consecutive point networks. We are also committed to developing and enhancing brand awareness of our company and products. Our marketing efforts include advertising, public relations, participation in and organization of industry trade shows and conferences, and our web site.

CUSTOMER SERVICE AND SUPPORT

     We are committed to providing our customers with high levels of service and support. We support our products with documentation and training courses tailored to our customers' various needs and operate a technical assistance center located in Orlando, Florida. Our sales and network field engineering services personnel work closely with customers, third party contractors and others to coordinate network design, ensure successful installation and provide continuous customer support. As of March 31, 2000, our customer service and support team consisted of 11 full-time and 5 part-time employees, who provide technical assistance and customer support 24 hours a day, 7 days a week.

     Our network operations control center gives us and our customers the capability to remotely monitor the in-network performance of our products and diagnose and address problems that may arise. We assist our customers in utilizing our network operations control software within their own internal network operations control centers.

MANUFACTURING AND OPERATIONS

     We currently purchase the majority of the components used in our products from third parties, who manufacture the components based on our proprietary designs and specifications. We assemble these components at our manufacturing facility in Orlando, Florida and conduct extensive testing of the finished products. Our proprietary test procedures require skilled technicians and customized equipment.

     The technology underlying our transceiver module was developed by Lockheed Martin for use in advanced radar systems. We currently purchase transceiver modules from Lockheed Martin on a cost-plus basis, which means Lockheed Martin's actual cost incurred plus a fixed percentage fee. We have developed an internal manufacturing capability for transceiver modules in order to meet anticipated demand for our products. We have substantially completed construction of a new manufacturing facility adjacent to our current facility, and we expect volume production of transceiver modules to begin in the second half of 2000. However, we will continue to rely on Lockheed Martin as an additional source of transceiver modules even after our manufacturing operations achieve volume production. In addition, Verticom is currently the sole supplier of the synthesizers used in our products, Raytheon is the sole supplier of the high-power amplifier used in our transceiver modules, and Polese is the sole supplier of the housings used in our products. Additional single or limited source components may be incorporated in our products in the future.

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

     We are working with additional vendors to establish multiple sources for each component. We seek to outsource manufacturing whenever it is cost effective to do so and there is no risk of compromising our proprietary technologies and processes.

RESEARCH AND DEVELOPMENT

     We have organized the components used in our products into proprietary modules that are designed to incorporate the flexibility we will need to develop future generations of products without significant design changes. Our proprietary software, which is common to all our products, can be used, with minor modification, to extend our product lines. We are pursuing several development projects, including:

     - adapting our products to additional frequency bands;

     - increasing data transmission speeds;

     - continuing to improve our power control technology;

     - continuing to improve the ease of deployment of our products;

     - minimizing production costs; and

     - developing additional software functionality.

     As of March 31, 2000, our multi-disciplinary research and development team consisted of 85 employees with an average twelve years of experience, including engineers and scientists whose specialties include microwave engineering, millimeter-wave engineering, electrical engineering, mechanical engineering, systems engineering, computer science and materials science. We extend our research and development capabilities through relationships with the third party contractors that manufacture components used in our products.

     During 1997, 1998, and 1999, we expensed $1,894,644, $8,494,207 and
$12,631,231, respectively, in research and development expenses.

COMPETITION

     The market for broadband wireless equipment is rapidly evolving, fragmented, highly competitive and subject to rapid technological change. A number of large telecommunications equipment suppliers, such as Digital Microwave Corporation, Harris Corporation and P-Com Inc., as well as a number of smaller companies have developed or are developing products that compete with ours. Some of our competitors are substantially larger than we are, have longer operating histories and have greater financial, sales, marketing, distribution, technical, manufacturing and other resources. Some also have greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share rapidly. We also expect that industry consolidation could increase competition. We expect to face increasing competitive pressures from both current and future competitors. Increased competition could result in reduced demand for our products, price reductions and reduced gross margins for our products, any of which could seriously harm our business.

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     The rapid technological developments within the broadband wireless equipment industry result in frequent changes to our group of competitors. The principal competitive factors in our market include:

     - product availability;

     - relationships with network service providers;

     - product performance, features and inter-operability;

     - product development and enhancement;

     - price;

     - ability to manufacture and distribute products; and

     - technical support and customer service.

     Although we believe that our products compete favorably on these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, services, technical and other resources.

     Our broadband wireless solutions also compete with other high-speed solutions such as digital subscriber lines, coaxial cable, fiber optic cable, satellite and point-to-multipoint and point-to-point wireless technologies. Many of these alternative technologies utilize existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. We expect to face increasing competitive pressures from both current and future technologies in the broadband access market.

INTELLECTUAL PROPERTY

     Our success and ability to compete are substantially dependent upon our internally developed technology and the proprietary technology we license from Lockheed Martin. To protect our proprietary technology, we generally limit access to our technology, treat portions of our technology as trade secrets and obtain confidentiality or non-disclosure agreements from persons with access to our technology. All of our employees have signed our standard confidentiality agreement. This agreement prohibits the employees from disclosing our confidential information, technology developments, and business practices and from disclosing any confidential information entrusted to us by other parties. All of our consultants who have access to our confidential information have signed an agreement requiring them to keep confidential and not disclose our non-public, confidential information.

     To date, we have filed twenty-two U.S., three Patent Cooperation Treaty and two foreign patent applications. We cannot assure you that any of our patent applications will result in issued patents or that any patents, if issued, will provide us with competitive advantages. We have also applied for federal trademark registration of Triton Network Systems, Invisible Fiber, Consecutive Point and our logo. This prospectus also contains other trademarks, service marks and trade names that are the property of other parties. We also claim common law protections for other marks we use in our business. We have received a notice from another company with a similar name demanding that we change our name. We cannot assure you that we will be able to continue to use our name. In addition, we cannot assure you that any of our trademark applications will be granted. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any patents. If we were to discover that any of our products violated the intellectual property rights of a third party, we might be unable to redesign our product to avoid violating their rights, and we might be unable to obtain a license on commercially reasonable terms to use their intellectual property. Moreover, we may be prevented from continuing to sell that product, which could cause us to lose sales.

     Our intellectual property rights, and our ability to enforce those rights, may be inadequate to prevent others from using our technology or substantially similar technology they may independently develop. The use of that technology by others could eliminate any competitive advantage we have, cause us to lose sales and otherwise harm our business. A significant portion of our proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees. Moreover, the laws of other countries where we market our products may afford even less protection for our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and costly, even if we were to prevail.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the broadband access market have extensive patent portfolios with respect to telecommunications technology. Disputes in this area are frequent and subject to inherent uncertainties. We cannot assure you that we will not be involved in such a dispute, nor can we assure you that such a dispute will not result in litigation or that an adverse result or judgment will not adversely affect our financial condition.

     From time to time, other third parties, including leading companies, have asserted against others and may assert against us exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. Third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products. Any of these claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all. If there is a successful claim of infringement or if we fail to develop non-infringing technology or license the proprietary rights on a timely basis, our business would be harmed.

EMPLOYEES

     As of March 31, 2000 we had a total of 229 employees in our operations, all of whom were based in the United States, including 85 in research and development, 32 in selling and marketing, 80 in manufacturing and operations and 32 in finance and administration. We are not party to any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our corporate headquarters are located in Orlando, Florida and comprise approximately 37,000 square feet. The lease for our headquarters expires in February 2007. We currently lease approximately 75,000 square feet of manufacturing and engineering space located in Orlando, Florida. The lease for this facility expires in February 2007. Additionally, with our acquisition of IBM's broadband modem product line, we sublease approximately 17,000 square feet of engineering space located near San Diego. This lease expires in March 2001 and we have an option to renew it for an additional six months thereafter. We believe that our existing facilities are adequate to meet our current requirements and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

     We have received notice from Triton International, Inc. demanding that we change our name because the similarity in the names of our respective companies will likely cause confusion in the telecommunications marketplace. We have responded to the notice by indicating that given the differences between their and our product offerings and customer base, we do not perceive that the name similarity would present confusion. In August 1999, we brought a cause of action in the United States District Court for the Middle District of Florida, Orlando Division, establishing jurisdiction in Florida and seeking a declaratory judgment that our use of our name does not infringe the trademark rights of Triton International, Inc. In September 1999, Triton International, Inc. responded by filing a counterclaim alleging that our use of our name and related service marks constitute service mark infringement, false designation of origin, unfair competition and deceptive practices.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of March 31, 2000.

                NAME                   AGE                         POSITION
                ----                   ---                         --------
Howard "Skip" Speaks.................  52     President, Chief Executive Officer and Director
Kenneth R. Vines.....................  55     Senior Vice President and Chief Financial Officer
Michael A. Clark.....................  39     Vice President of Engineering
Douglas R.B. Campbell................  43     Vice President of Sales and Marketing
Philip C. Gulliford..................  41     Vice President of Advanced Technology
Mark I. Johnson......................  46     Chief Operating Officer
Robert P. Goodman....................  39     Chairman of the Board
Stanley R. Arthur....................  64     Director
Bandel L. Carano.....................  38     Director
James F. Gibbons.....................  68     Director
Arjun Gupta..........................  39     Director
James Wei............................  32     Director

     Howard "Skip" Speaks has served as our President and Chief Executive Officer and as a member of our board of directors since September 1999. Prior to joining us he held various positions at Ericsson, a telecommunications company, from August 1986 through September 1999, most recently as Executive Vice President and General Manager of the network operators group. Mr. Speaks received his B.S. degree in civil engineering from the West Virginia Institute of Technology.

     Kenneth R. Vines has served as our Senior Vice President and Chief Financial Officer since October 1998. Prior to joining us he was Vice President of Finance for DSC Communications, a telecommunications equipment and software development company, from July 1986 through September 1998. Mr. Vines received his B.B.A. degree from the University of Texas at Arlington and his M.B.A. degree from North Texas State University.

     Michael A. Clark, one of our founders, has served as our Vice President of Engineering since April 1997. Prior to joining us he was a Hardware Engineering Manager at Texas Instruments, a semiconductor company, from June 1983 through March 1997. Mr. Clark received his B.S. degree in electrical engineering from the Lawrence Institute of Technology and his M.S. degree in electrical engineering from the University of Texas at Arlington.

     Douglas R.B. Campbell has served as our Vice President of Sales and Marketing since March 1999. Prior to joining us he was employed at Nortel Networks, a provider of communications products and services, as Vice President, Account Management (Asia) from April 1997 through March 1999 and as Assistant Vice President, Broadband Networks Business from December 1994 through April 1997. Mr. Campbell received his Bachelor of Engineering Physics degree from the Royal Military College of Canada and his M.B.A. degree from the University of Lausanne.

     Philip C. Gulliford, one of our founders, has served as Vice President of Advanced Technology since April 1997. Prior to joining us he was Director of Engineering at Phoenix Wireless Group, a wireless local loop company, from April 1993 through February 1997. Mr. Gulliford received his B.S. degree in physics and electronics from Brunel University in London.

     Mark I. Johnson has served as our Chief Operating Officer since June 2000. Prior to joining us he was Vice President of Manufacturing at ADC Telecommunications, a provider of telecommunications equipment, software and integration services, from June 1993 through May 2000. Mr. Johnson received his B.S. degree in Information Technology and his M.S. degree in Operations Management from Connecticut State University. Mr. Johnson also completed the Advanced Management program at Harvard Business School.

     Robert P. Goodman is Chairman of the board of directors and has served as a director since January 1998. He is a general partner at Bessemer Venture Partners, a venture capital firm. Prior to joining Bessemer he was a managing member of Cove Road Associates, a venture capital firm, from March 1998 through December 1999. Prior to that, he was Chairman and Chief Executive Officer of Celcore, a developer and supplier of cellular telephone switching and infrastructure equipment, from June 1993 through December 1997. Mr. Goodman received his B.A. degree in Latin American studies from Brown University and his M.B.A. degree from Columbia University.

     Stanley R. Arthur has served on our board of directors since March 2000. He has been President of Lockheed Martin Missiles and Fire Control-Orlando, a defense contractor, since July 1999. Prior to that, Mr. Arthur was Vice President for Washington Operations for the Lockheed Martin Electronics Sector from September 1996 through July 1999. From July 1995 to September 1996 Mr. Arthur was Vice President for Naval Systems for Lockheed Martin Tactical Systems. From 1957 to 1995 Mr. Arthur held a number of commands with the U.S. Navy, most recently as Vice Chief of Naval Operations. Mr. Arthur received his B.S. degree in Aeronautics from the Miami University. Mr. Arthur also earned his B.S. degree in aeronautical engineering from the U.S. Navy Postgraduate School, and received his masters degree in administration from George Washington University.

     Bandel L. Carano has served on our board of directors since November 1997. He has been a general partner of Oak Investment Partners, a venture capital firm, since 1985. Mr. Carano serves as a member of the investment advisory board of the Stanford University Engineering Venture Fund. Mr. Carano received his B.S. and M.S. degrees from Stanford University. Mr. Carano also serves as a director of Advanced Radio Telecom, Metawave, Virata and WFI.

     James F. Gibbons, Ph.D. has served on our board of directors since November 1997. He has been a professor of electrical engineering since 1957 and Special Counsel to the President for Industry Relations at Stanford University since July 1996. Dr. Gibbons was Dean of the School of Engineering at Stanford University from September 1984 to June 1996. Dr. Gibbons received his B.S. degree in electrical engineering from Northwestern University and his M.S. and Ph.D. degrees in electrical engineering from Stanford University. He currently serves as a director of Cisco Systems, Lockheed Martin and El Paso Energy.

     Arjun Gupta has served on our board of directors since May 1998. He has been the managing partner of TeleSoft Partners, a venture capital firm, since January 1997. From August 1994 to December 1996 Mr. Gupta was a Vice President of The Chatterjee Group, an investment advisory company. Mr. Gupta received his B.A. degree in economics from St. Stephen's College, Delhi University, his B.S. and M.S. degrees in computer science from Washington State University and an M.B.A. degree from Stanford University.

     James Wei has served on our board of directors since November 1997. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei received his B.S. degree in systems design engineering from the University of Waterloo in Ontario, Canada.

BOARD OF DIRECTORS

     We currently have seven members on our board of directors and one vacant position. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide for a classified board of directors. In accordance with the terms of our amended and restated certificate, our board of directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

     - Class I consists of three directors who will serve until the annual meeting of stockholders to be held in 2001. These directors are Messrs. Arthur and Speaks and one position is vacant.

     - Class II consists of three directors who will serve until the annual meeting of stockholders to be held in 2002. These directors are Messrs. Gibbons, Gupta and Wei.

     - Class III consists of two directors who will serve until the annual meeting of stockholders to be held in 2003. These directors are Messrs. Carano and Goodman.

     At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

COMMITTEES

     Our board of directors has an executive committee, an audit committee and a compensation committee. The executive committee consists of directors Carano, Goodman and Speaks. The executive committee may act on behalf of the board of directors between meetings. The audit committee consists of directors Arthur, Gupta and Wei. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of directors Carano, Goodman and Gupta. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the executive committee of our board of directors performed the functions now delegated to the compensation committee. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     In September 1999, we granted options to purchase 50,000 shares of common stock to Mr. Goodman in consideration of his services as a member of our board of directors. In October 1999, our stockholders approved grants of options to purchase 10,000 shares of common stock vesting annually in equal installments over four years to each of our non-employee directors, other than Mr. Goodman. In October 1999, the stockholders also approved guidelines for future grants of stock options under our 1997 Stock Plan to non-employee directors. These guidelines provide that non-employee directors, other than Mr. Goodman, will receive 10,000 shares vesting annually in equal installments over four years which are to be granted as of the effective date of this offering. In addition, all non-employee directors will receive 5,000 shares vesting annually in equal installments over four years which are to be granted on the date of each annual meeting of stockholders meeting following the effective date of this offering.

EXECUTIVE OFFICERS

     Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed.

COMPENSATION

     The following table sets forth all compensation accrued during the year ended December 31, 1999 to our President and Chief Executive Officer, our former President and Chief Executive Officer, and each of our four other most highly compensated officers whose compensation exceeded $100,000 for the period. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                       ANNUAL COMPENSATION($)         SECURITIES
                                   -------------------------------    UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITIONS     SALARY     BONUS      OTHER        OPTIONS(#)    COMPENSATION
  ----------------------------     --------   --------   ---------   ------------   ------------
Howard "Skip" Speaks(1)..........  $ 92,273   $ 60,000   $ 274,050      625,000            --
  President and Chief Executive
     Officer
Brian J. Andrew(2)...............   150,517         --          --       50,000            --
  Former President and Chief
     Executive Officer
Kenneth R. Vines.................   150,000      6,000      72,951(3)    50,000            --
  Senior Vice President and Chief
  Financial Officer
Douglas R.B. Campbell(4).........   106,250      5,000      39,855(3)   150,000            --
  Vice President of Sales and
  Marketing
Michael A. Clark(5)..............   140,625      5,000          --       50,000            --
  Vice President of Engineering
Philip C. Gulliford..............   130,000      5,000          --           --            --
  Vice President of Advanced
     Technology

-------------------------
(1) Mr. Speaks joined us in September 1999. His annual salary is $290,000. Other annual compensation listed includes a signing bonus Mr. Speaks earned in 1999 in the amount of

    $250,000, reimbursement for relocation expenses and temporary housing expenses for which we reimbursed Mr. Speaks in 1999.

(2) Mr. Andrew served as our President and Chief Executive Officer during 1999 and as a director until March 2000. Presently, Mr. Andrew serves as a consultant to us.

(3) Represents reimbursement for relocation expenses.

(4) Mr. Campbell joined us in March 1999. His annual salary in 1999 was $150,000.

(5) In June 1999, Mr. Clark's annual salary increased to $150,000.

OPTION GRANTS IN 1999

     The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during 1999. All options granted to these executive officers in 1999 were granted under our 1997 Stock Plan. Except as otherwise noted, one-quarter of the shares subject to each option vest and become exercisable on the first anniversary of the vesting commencement date, and an additional one-forty-eighth of the shares subject to each option vest each month thereafter. In addition, options granted to these executive officers may be exercised prior to vesting if the individual exercising options enters into a restricted stock purchase agreement providing that the shares acquired may be repurchased by us in the event that the individual ceases to be employed by us. We will pay a per share repurchase price equal to the exercise price per share paid by the individual. Shares shall be released from our repurchase option at the same times and in the same amounts as shares would have become vested and exercisable under the provisions of the individual's option agreement with us. The percent of the total options granted figures set forth below are based on an aggregate of 1,391,575 options granted to employees during 1999. All options were granted at a fair market value as determined by our board of directors on the date of grant.


     Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the assumed $14.00 per share initial public offering price of our common stock appreciates at a rate of 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price.



                                           INDIVIDUAL GRANTS
                       ----------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER                                                         VALUE AT ASSUMED
                           OF        PERCENT OF TOTAL                                    ANNUAL RATES OF
                       SECURITIES        OPTIONS                                       STOCK APPRECIATION
                       UNDERLYING       GRANTED TO        EXERCISE                     FOR OPTION TERM($)
                        OPTIONS         EMPLOYEES          PRICE       EXPIRATION   -------------------------
        NAME            GRANTED      DURING PERIOD(%)   PER SHARE($)      DATE          5%            10%
        ----           ----------    ----------------   ------------   ----------   -----------   -----------
Howard "Skip"
  Speaks.............   500,000(1)         35.9             5.00         8/15/09      8,903,000    15,658,000
                        125,000(1)(2)       9.0             5.00         8/15/09      2,225,750     3,914,500
Brian J. Andrew......    50,000(3)          3.6             5.00          7/1/09        890,300     1,565,800
Kenneth R. Vines.....    50,000(1)          3.6            10.00        12/17/09        640,300     1,315,800
Douglas R.B.
  Campbell...........   125,000(1)          9.0             1.00         3/16/09      2,725,750     4,414,500
                         25,000(1)          1.8             2.00         4/29/09        520,150       857,900
Michael A. Clark.....    50,000(1)          3.6             5.00          7/1/09        890,300     1,565,800
Philip C.
  Gulliford..........        --              --               --              --             --            --


-------------------------
(1) These options are subject to acceleration provisions more fully described in the section "Employment Agreements and Change of Control Provisions" below.

(2) These options shall vest in full on September 7, 2005 but are subject to accelerated vesting in the event that specified corporate financial targets are achieved.

(3) These options vest fully on August 1, 2001 and are subject to acceleration provisions more fully described in the section "Employment Agreements and Change of Control Provisions" below.

AGGREGATED OPTION EXERCISES IN 1999 AND VALUES AT DECEMBER 31, 1999

     The following table sets forth information concerning stock options held by the executive officers named in the summary compensation table at December 31, 1999. All stock options have been reported as exercisable because our 1997 Stock Plan allows options to be exercised prior to vesting if the individual exercising options enters into a restricted stock purchase agreement. The value realized upon exercise and the value of unexercised in-the-money options is based on an estimated fair market value per share minus the actual exercise prices. All options were granted under our 1997 Stock Plan. Except as otherwise noted, these options vest over four years and otherwise generally conform to the terms of our 1997 Stock Plan. The shares acquired by Mr. Campbell remain subject to a right of repurchase in favor of us which is more fully described in the section "Option Grants in 1999" above.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS                IN-THE-MONEY OPTIONS
                                                            AT DECEMBER 31, 1999(#)       AT DECEMBER 31, 1999($)
                          SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
                            ON EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          ---------------   -----------   -----------   -------------   -----------   -------------
Howard "Skip" Speaks.....          --               --      625,000              --      3,125,000              --
Brian J. Andrew..........          --               --       50,000              --        250,000              --
Kenneth R. Vines.........          --               --       50,000              --             --              --
Douglas R.B. Campbell....     150,000               --           --              --             --              --
Michael A. Clark.........          --                       112,500              --        843,750              --
Philip C. Gulliford......          --               --           --              --             --              --

EMPLOYMENT ARRANGEMENTS

     In August 1999, we issued an employment offer letter to Mr. Speaks that provides that if he is terminated without cause or involuntarily terminated by us he will receive twelve months salary and benefits and six months of accelerated vesting of his stock options. These severance benefits will cease if Mr. Speaks is employed by another company within twelve months of his termination. Additionally, if Mr. Speaks is terminated without cause or involuntarily terminated by us, dies or becomes disabled within six months of the commencement of his employment, a total of 50,000 options shall become immediately vested.

     Also, we have entered into a stock option agreement under our 1997 Stock Plan with Mr. Speaks that includes a provision providing that all options and shares of restricted stock granted thereunder will accelerate and become fully vested in the event of our merger with or into another corporation or a sale of substantially all of our assets, a change of control. Mr. Speaks has agreed that for one year after a change of control he will not directly or indirectly engage in the financing, operation, management or control of any business that competes with us.

     In September 1999, we entered into an agreement with Mr. Andrew that provided that he would be an employee of ours through the earlier to occur of May 1, 2000 or the effective date of our initial public offering and that thereafter he would be retained by us as a consultant. By agreement with us in January 2000, Mr. Andrew resigned from his position as an employee to become Chief Executive Officer of CAVU. Mr. Andrew resigned from our board of directors in March 2000. Mr. Andrew is currently a consultant to us. Mr. Andrew's options and shares will vest, and his shares of common stock will be released from our repurchase right, immediately upon completion of the offering. If we terminate Mr. Andrew's services as a consultant, all options and shares of restricted stock held by him will be immediately vested and exercisable. In addition, if there is a change of control within six months of Mr. Andrew becoming a consultant to us, he will continue to receive a consulting fee for the balance of this six month period.

     In September 1998, we issued an employment offer letter to Mr. Vines that provides that in the event that he is terminated without cause he will receive six months salary and 25% of his annual bonus. Mr. Vines' options and shares of restricted stock will continue to vest during this six month period. These severance benefits will cease if Mr. Vines is employed by another company within six months of his termination. Also, Mr. Vines would receive six months salary, benefits and bonus in the event that he is terminated without cause within one year of a change in control. We have entered into stock option agreements under our 1997 Stock Plan with Mr. Vines that include a provision providing that the options and shares of restricted stock granted thereunder, excluding 50,000 shares subject to an option granted in 1999, will accelerate and become fully vested upon a change in control.

     We have entered into stock option agreements under our 1997 Stock Plan with each of Mr. Vines, Mr. Campbell and Mr. Clark that include a provision providing that options and shares of restricted stock granted thereunder will accelerate and become fully vested upon a change in control, unless the successor corporation assumes the options or restricted stock or substitutes equivalent securities for them. Additionally, these agreements provide that if an optionee is terminated within twelve months of a change of control all assumed or substituted options and shares of restricted stock will accelerate and become fully vested. These provisions apply only to the options granted to Mr. Vines in 1999.

     In July 1999, we entered into an amendment to the original employment offer letters of Mr. Campbell and Mr. Clark. These amendments provide that in the event of their termination without cause they will receive six months salary and 25% of their annual bonus. The options and shares of restricted stock held by Mr. Campbell and Mr. Clark will continue to vest during this six month period. These severance benefits will cease if they are employed by another company within six months of their termination. Also, Mr. Campbell and Mr. Clark would receive six months salary, benefits and bonus in the event that they are terminated without cause within one year of a change in control.

     In May 2000, we issued an employment offer letter to Mr. Johnson that provides that if he is terminated without cause by Triton at any time, or by Triton or a successor within the twelve months following a change of control, he will receive six months salary, enhanced monthly severance payments based on 25% of his then annual target bonus, and a prorated portion of such bonus. Mr. Johnson's stock options will continue to vest during the severance period and they will accelerate and become fully vested if he is terminated without cause within the twelve months following a change of control.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation to be filed upon completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our amended and restated bylaws would permit indemnification.

     We intend to enter into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PLANS

1997 STOCK PLAN

     Our 1997 Stock Plan was approved by our board of directors and stockholders in 1997 and was subsequently amended in October 1997, April 1998, September 1998 and February 2000. As of March 31, 2000, we had authorized a total of 5,270,000 shares of our common stock for issuance under the plan. The 1997 Stock Plan provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to employees, non-employee directors and consultants of non-statutory stock options and stock purchase rights. Unless terminated sooner, the 1997 Stock Plan will terminate automatically in 2007.

     Our 1997 Stock Plan is administered by the compensation committee of our board of directors. Our board of directors determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board of directors has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the plan. The board of directors has the exclusive authority to interpret and apply the provisions of the 1997 Stock Plan.

     Options and stock purchase rights granted under our 1997 Stock Plan are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1997 Stock Plan must generally be exercised within three months of the end of the optionee's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of stock purchase rights, unless the board of directors determines otherwise, the agreement evidencing the grant shall provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of his or her employment for any reason (including death or disability). In this event, the purchase price per share will be equal to the original price paid per share and may be paid by cancellation of his or her outstanding indebtedness to us, if any. Our repurchase option shall lapse at a rate determined by the board of directors. The exercise price of any incentive stock options granted under the 1997 Stock

Plan and any non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the United States tax code, must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years.

     Our 1997 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right will accelerate and become vested unless the successor corporation assumes or substitutes an equivalent option in its place. If the outstanding options or rights are not assumed or substituted, the option or stock purchase right will vest in full. Following the assumption or substitution of the options or stock purchase rights, our 1997 Stock Plan provides for full acceleration of vesting in the event that the successor corporation in a change of control merger, defined below, terminates a holder of an option or stock purchase right as a result of an involuntary termination, defined below, in the twelve month period following a change of control merger.

     A change in control merger is defined as our merger with or into another corporation or sale of substantially all of our assets in which our shareholders immediately prior to such transaction hold less than 50% of the outstanding equity securities of the successor corporation (or a parent or subsidiary of the successor corporation) subsequent to the completion of the transaction. An involuntary termination is defined as a termination not effected for disability or for cause. Cause is defined as:

     - any act of personal dishonesty taken by the holder in connection with his or her responsibilities as a service provider and intended to result in substantial personal enrichment to the holder;

     - the holder's conviction of a felony, a willful act by the holder which constitutes gross misconduct and which is injurious to the successor corporation; or

     - continued violations by the holder of the holder's obligations to the successor corporation which are demonstrably willful and deliberate on the holder's part, following delivery to the holder of a written demand for performance from the successor corporation which describes the basis for the successor corporation's belief that the holder has not substantially performed his duties.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in February 2000. A total of 250,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan.

     Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains a twelve month offering period with consecutive six month purchase periods. The offering periods generally start on the first trading day on or after August 1, and February 1, of each year, except for the first offering period which commences on the first trading day on or after the effective date of this offering.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock may not be granted an option to purchase stock under this plan. Employees' participation in this plan and any other stock purchase plans may not exceed an aggregate $25,000 per calendar year. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 625 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan. The board of directors has the exclusive authority to interpret and apply the provisions of the purchase plan.

401(k) PLAN

     In October 1998, we adopted the Triton Network Systems 401(k) Savings Plan. The Triton Network Systems 401(k) Savings Plan is intended to qualify under
Section 401(k) of the United States tax code, so that contributions to the Triton Network Systems 401(k) Savings Plan by employees or by us and the investment earnings thereon are not taxable to employees until withdrawn. If the Triton Network Systems 401(k) Savings Plan qualifies under Section 401(k) of the United States tax code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the Triton Network Systems 401(k) Savings Plan. The Triton Network Systems 401(k) Savings Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. To date, we have not made any contributions to the Triton Network Systems 401(k) Savings Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK

     In November 1997, we sold an aggregate 7,200,000 shares of our series A preferred stock at a price of $2.00 per share. In May 1998, July 1998 and January 1999 we sold an aggregate 6,553,969 shares of our series B preferred stock at a price of $5.00 per share. In October 1999 and November 1999, we sold an aggregate 5,052,500 shares of our series C preferred stock at a price of $10.00 per share. On March 31, 2000 we issued an additional 2,750,000 shares of our series C preferred stock in connection with the purchase of IBM's broadband modem product line. The following officers, directors and 5% stockholders purchased shares in these financings:

                                                  SHARES OF        SHARES OF        SHARES OF
                  PURCHASER                     SERIES A STOCK   SERIES B STOCK   SERIES C STOCK
                  ---------                     --------------   --------------   --------------
OFFICERS AND DIRECTORS
Robert P. Goodman.............................       50,000           80,000               --
Kenneth R. Vines..............................           --            5,000            1,500
FIVE PERCENT STOCKHOLDERS
Entities affiliated with Oak Investment
  Partners....................................    2,500,000          930,285          500,000
Entities affiliated with Worldview Technology
  Partners....................................    1,500,000          558,171          450,000
Entities affiliated with Bessemer Venture
  Partners....................................    1,177,500          470,000          300,000
Entities affiliated with Advent Partners......    1,250,000          465,143          450,000
Lockheed Martin Corporation...................           --        1,200,000               --
Entities affiliated with TeleSoft Partners....           --          885,235          280,479
Entities affiliated with MeriTech Capital
  Partners....................................           --               --        1,946,963
International Business Machines Corporation...                                      2,750,000

OTHER MATERIAL TRANSACTIONS

     In June 1997, we entered into a license agreement with Lockheed Martin pursuant to which we received an exclusive, perpetual license for the use of Lockheed Martin's monolithic millimeterwave integrated circuit, or MMIC, technology in our products. In exchange, we agreed to make royalty payments to Lockheed Martin and to issue 25,000 shares of our common stock to the Central Florida Innovation Corporation, a business development entity that helped facilitate our relationship with Lockheed Martin. Our agreement with Lockheed Martin may be terminated by either party upon a material breach or following a party's filing of bankruptcy, its making of an assignment for the benefit of creditors or its seeking legal protection from creditors' claims. In July 1998, Lockheed Martin relinquished its rights to royalty payments under this agreement in exchange for 800,000 shares of our common stock.

     We have entered into agreements with Lockheed Martin relating to the design and development of the MMIC technology and transceiver module in our products. Under these agreements we will pay Lockheed Martin on a cost reimbursable basis, including its fee, for production services performed thereunder. Additionally, we will pay Lockheed Martin for specified costs related to the continued development of our products. In 1999, the value of these payments to Lockheed Martin was approximately $5,500,000. Lockheed Martin is a holder of more than 5% of our capital stock. James Gibbons, one of our directors is a director of Lockheed Martin. Stanley Arthur, one of our directors, is an officer of Lockheed Martin Missiles and Fire Control -- Orlando, a division of Lockheed Martin.

     In December 1999, we entered into a supply agreement with Advanced Radio Telecom under which Advanced Radio Telecom is obligated to purchase and we are obligated to supply our products under the terms and conditions described in the agreement. Entities associated with Oak Investment

Partners, of which Bandel Carano, one of our directors, is a general partner, Worldview Technology Partners, of which James Wei, one of our directors, is a general partner, and other stockholders of ours have invested in Advanced Radio Telecom. Mr. Carano, one of our directors, is a director of Advanced Radio Telecom.

     In February 2000, we entered into a value added reseller agreement with CommVerge Solutions. Investors in CommVerge Solutions include entities associated with Oak Investment Partners, of which Bandel Carano, one of our directors, is a general partner and Worldview Technology Partners, of which James Wei, one of our directors, is a general partner. Mr. Wei, one of our directors, is also a director of CommVerge Solutions.

INVESTOR RIGHTS AGREEMENT

     We have entered into an agreement with our preferred stockholders pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

INDEBTEDNESS OF MANAGEMENT

     In October 1999, we made an interest free loan in the principal amount of $300,000 to Mr. Speaks, our President and Chief Executive Officer, which is secured by Mr. Speaks' options and specified real estate. The loan is payable on September 30, 2004 or within one year of the termination of his employment with us, and is to be payable prior to this date on a dollar for dollar basis out of any proceeds received by Mr. Speaks as a result of sale of shares of common stock by him.

     In June 1999, we made two separate loans in the principal amounts of $62,500 and $25,000, respectively, to Mr. Campbell, one of our executive officers, each of which accrues interest at a rate equal to 5.1% per annum compounded annually. Each loan is secured by shares of our restricted stock purchased by Mr. Campbell using the proceeds of the loans. The loans are payable on June 30, 2004, or, at our option, within thirty days of the termination of his employment with us.

     In January 1999, we made a loan in the principal amount of $18,750 to Mr. Goodman, the Chairman of our board of directors. In December 1999, we made a second loan to Mr. Goodman in the principal amount of $150,000. Both loans accrue interest at a rate equal to 5.1% per annum compounded annually and each of which is secured by shares of our restricted stock purchased by Mr. Goodman using the proceeds of the loans. The loan made in January 1999 is payable on January 31, 2004, or, at our option, within thirty days of his ceasing to be Chairman of our board of directors. The loan made in December 1999 is payable in December 31, 2004, or, at our option, within thirty days of his ceasing to provide services to us.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent, disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect the sale of common stock offered hereby, by the following:

     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.

     As of March 31, 2000, there would have been 28,330,932 shares of our common stock outstanding, assuming that all outstanding preferred stock had been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is c/o Triton Network Systems, Inc., 8529 South Park Circle, Orlando, Florida 32819.

                                                                              PERCENT OF SHARES
                                                                                 OUTSTANDING
                                                      SHARES BENEFICIALLY    --------------------
                                                          OWNED PRIOR        PRIOR TO     AFTER
         NAME OR GROUP OF BENEFICIAL OWNERS               TO OFFERING        OFFERING    OFFERING
         ----------------------------------           -------------------    --------    --------
Bandel L. Carano(1).................................       3,940,285           13.9%       11.6%
Entities affiliated with Oak Investment
  Partners(2).......................................       3,930,285           13.9        11.6
  525 University Avenue, Suite 1300
  Palo Alto, CA 94301
International Business Machines Corporation.........       2,750,000            9.7         8.1
  North Castle Drive
  Armonk, NY 10504
James Wei(3)........................................       2,518,171            8.9         7.4
Entities affiliated with Worldview Technology
  Partners(4).......................................       2,508,171            8.9         7.4
  435 Tasso Street, Suite 120
  Palo Alto, CA 94301
Entities affiliated with Advent Partners(5).........       2,165,143            7.6         6.4
  75 State Street
  Boston, MA 02109
James F. Gibbons(6).................................       2,110,000            7.4         6.2
Lockheed Martin Corporation.........................       2,000,000            7.1         5.9
  5600 Sand Lake Road
  Orlando, FL 32819
Entities affiliated with MeriTech Capital
  Partners(7).......................................       1,946,963            6.9         5.8
  90 Middlefield Road, Suite 201
  Menlo Park, CA 94025

                                                                              PERCENT OF SHARES
                                                                                 OUTSTANDING
                                                      SHARES BENEFICIALLY    --------------------
                                                          OWNED PRIOR        PRIOR TO     AFTER
         NAME OR GROUP OF BENEFICIAL OWNERS               TO OFFERING        OFFERING    OFFERING
         ----------------------------------           -------------------    --------    --------
Entities affiliated with Bessemer Venture
  Partners(8).......................................       1,929,657            6.8%        5.7%
  83 Walnut Street
  Wellesley Hills, MA 02481
Arjun Gupta(9)......................................       1,575,714            5.6         4.7
Entities affiliated with TeleSoft Partners(10)......       1,565,714            5.5         4.6
  1450 Fashion Island Boulevard, Suite 610
  San Mateo, CA 94404
Brian J. Andrew(11).................................         693,716            2.4         2.0
Howard "Skip" Speaks(12)............................         625,000            2.2         1.8
Robert P. Goodman(13)...............................         430,000            1.5         1.3
Michael A. Clark(14)................................         302,497            1.1         0.9
Kenneth R. Vines(15)................................         206,500              *           *
Philip C. Gulliford(16).............................         189,997              *           *
Douglas R.B. Campbell(17)...........................         150,000              *           *
Stanley R. Arthur...................................              --              *           *
All directors and executive officers as a group (12
  persons)..........................................      12,741,880           43.6        36.7

-------------------------
  (1) Includes 3,930,285 shares held by the entities listed in note 2 below. Mr. Carano is a general partner of the entities listed in note 2 below. Mr. Carano disclaims beneficial ownership of the shares held by the entities listed in note 2 below except to the extent of his direct pecuniary interest in these shares. Includes 10,000 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of which are subject to our right of repurchase which lapses over time.

  (2) Includes 3,833,993 shares held by Oak Investment Partners VII, Limited Partnership and 96,292 shares held by Oak VII Affiliates Fund, Limited Partnership.

  (3) Includes 2,508,171 shares held by the entities listed in note 4 below. Mr. Wei is a general partner of the general partner of the entities listed in note 4 below. Mr. Wei disclaims beneficial ownership of the shares held by the entities listed in note 4 below except to the extent of his direct pecuniary interest in these shares. Includes 10,000 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of which are subject to our right of repurchase which lapses over time.

  (4) Includes 1,394,528 shares held by Worldview Technology Partners I, L.P., 543,524 shares held by Worldview Technology International I, L.P., 120,119 shares held by Worldview Strategic Partners I, L.P., 333,687 shares held by Worldview Technology Partners II, L.P., 102,149 shares held by Worldview Technology International II, L.P. and 14,165 shares held by Worldview Strategic Partners II, L.P.


  (5) Includes 1,014,518 shares held by Digital Media Communications, 460,359 shares held by Adtel LP, 246,532 shares held by Tel Advent LP, 171,532 shares held by Adtec LP, 94,300 shares held by Digital Media and Communications II, 70,600 shares held by Envirotech, 54,902 shares held by Advent Partners and 52,400 shares held by Advent Crown Fund II.


  (6) Includes 2,000,000 shares held by Lockheed Martin Corporation, of which Mr. Gibbons is a director. Mr. Gibbons disclaims beneficial ownership of the shares held by Lockheed Martin Corporation. Includes 10,000 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of which are subject to our right of repurchase which lapses over time.

  (7) Includes 31,152 shares held by MeriTech Capital Affiliates L.P. and 1,915,811 shares held by MeriTech Capital Partners L.P.

  (8) Includes 164,750 shares held by Bessemer Venture Investors L.P., 700,266 shares held by Bessemer Venture Partners IV, L.P., 700,268 shares held by Bessec Ventures IV L.P. and 65,549 shares held by BVP IV Special Situations L.P. Also includes 298,825 shares beneficially held by individuals, or entities affiliated with these individuals, that are affiliated with Bessemer. In specified circumstances, Bessemer can direct the voting of these 298,825 shares.

  (9) Includes 1,565,714 shares held by the entities listed in note 10 below. Mr. Gupta is the President of TeleSoft IA-GP, Inc., the general partner of TeleSoft Partners IA, L.P. The shares held by Deutsche Bank Securities Inc. and the Goel Family Partnership are held pursuant to a management agreement with TeleSoft Management, L.L.C. Mr. Gupta is the executive manager of TeleSoft Management, L.L.C. Mr. Gupta disclaims beneficial ownership of the shares held by the entities listed in note 10 below except to the extent of his direct pecuniary interest in these shares. Includes 10,000 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of which are subject to our right of repurchase which lapses over time.

 (10) Includes 1,165,714 shares held by TeleSoft Partners IA, L.P., 200,000 shares held by TeleSoft Partners, L.P., 53,500 shares held by Deutsche Bank Securities Inc., 66,500 shares held by TeleSoft Coinvestments, L.P. and 80,000 shares held by Goel Family Partnership.

 (11) Includes 174,764 shares held by affiliates of Mr. Andrew. Includes 230,464 shares subject to our right of repurchase which lapses upon the completion of this offering. Includes 50,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of these shares are subject to our right of repurchase which lapses over time.

 (12) Includes 625,000 shares issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of which are subject to our right of repurchase which lapses over time.

 (13) Mr. Goodman is a member of the management company that manages the entities listed in note 8 above. However, Mr. Goodman is not listed as the beneficial owner of the shares held by the entities listed in note 8 above because he has no pecuniary or voting interest in the shares as they are held by entities established prior to his becoming affiliated with Bessemer. Includes 50,000 shares held by trust entities established for the benefit of Mr. Goodman's children. Mr. Goodman disclaims beneficial ownership of these shares. 189,584 of these shares are subject to our right of repurchase which lapses over time.

 (14) Includes 61,455 shares subject to our right of repurchase which lapses upon the completion of this offering. Includes 112,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2000; 92,969 of these shares are subject to our right of repurchase which lapses over time.

 (15) Includes 44,000 shares held by entities affiliated with Mr. Vines. Includes 100,000 shares subject to our right of repurchase which lapses over time. Includes 50,000 shares of common stock issuable upon the exercise of options exercisable within sixty days of March 31, 2000; all of these shares are subject to our right of repurchase which lapses over time.

 (16) Includes 61,455 shares subject to our right of repurchase which lapses upon the completion of this offering.

 (17) Includes 118,750 shares subject to our right of repurchase which lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue 130,000,000 shares, $0.001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 120,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock. The following description of our capital stock is only a summary. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the completion of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

COMMON STOCK

     As of March 31, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock, there were 28,330,932 shares of common stock outstanding which were held by approximately 371 stockholders. Assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after March 31, 2000, there will be 33,830,932 shares of common stock outstanding after giving effect to the sale of our common stock in this offering. There are a total of 1,455,587 shares reserved for issuance, and 2,092,437 shares issuable upon exercise of outstanding options, under our 1997 Stock Plan. There are an aggregate of 250,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan.

     The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation, to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our board of directors will be authorized, without action by the stockholders, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

     The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS TO PURCHASE COMMON STOCK


     As of March 31, 2000, we had the following warrants outstanding to purchase a total of 366,071 shares of our common stock:


     - An aggregate 250,000 shares pursuant to three separate warrants, each at an exercise price of $1.00 per share, and each terminating November 14, 2004.

     - 22,500 shares at an exercise price of $1.00 per share, terminating on the later of January 20, 2005 or three years following the effective date of our initial public offering.

     - 50,000 shares at an exercise price of $1.00 per share, terminating January 31, 2003.

     - 15,000 shares at an exercise price of $0.50 per share, terminating March 25, 2003.


     - 28,571 shares at an assumed exercise price of $12.60 per share, based on an assumed initial offering price of our common stock of $14.00 per share, terminating February 28, 2007.


     On February 25, 2000, we entered into an agreement with a financial institution to borrow up to $9.0 million in 2000 for capital equipment purchases, furniture and software. For a detailed description of the terms of this agreement and our obligations thereunder, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement we entered into with holders of 24,397,414 shares of our common stock, assuming conversion of all outstanding shares of preferred stock, and the holders of all outstanding warrants, the holders of these shares are entitled to registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering, the date on which all securities holding registration rights have been sold, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following transactions more difficult:

     - the acquisition of us by means of a tender offer;

     - the acquisition of us by means of a proxy contest or other; and

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

     Election and Removal of Directors. Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

     Stockholder Meetings. Under our amended and restated certificate of incorporation and amended and restated bylaws, only our board of directors, Chairman of the Board or Chief Executive Officer may call special meetings of stockholders. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, eliminates the right of stockholders to call a special meeting and eliminates cumulative voting.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

     Section 203. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "TNSI."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of such sales occurring could adversely affect market prices for our common stock or could impair our ability to raise capital through an offering of equity securities. Furthermore, since relatively few shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     After the offering, 33,830,932 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 5,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

     All of our officers, directors and substantially all of our other stockholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership or our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Under these lock-up agreements, our outstanding shares of common stock will be available for sale in the public market as follows:

                PERCENT OF
  NUMBER OF    TOTAL SHARES
    SHARES     OUTSTANDING                   DATE OF AVAILABILITY FOR SALE
  ----------   ------------                  -----------------------------
   1,954,834        6.9%      ________________, 2000 (date of this prospectus)
                              to ________________, 2001 (180 days after the date
                              of this prospectus)
  23,599,666       83.3%      ________________, 2001 (180 days after the date of
                              this prospectus), in some cases under Rule 144
   2,776,432        9.8%      at various times after ________________, 2001

     Stock Options. Immediately after this offering we intend to file a registration statement under the Securities Act covering 5,270,000 shares of common stock reserved for issuance under our stock option plans and 250,000 shares of common stock under our 2000 Employee Stock Purchase Plan. Each year as the number of shares reserved for issuance under our 1997 Stock Plan increases, we will file an amendment to the registration statement covering the additional shares. As of March 31, 2000, options to purchase 2,092,437 shares of common stock were issued and outstanding. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement that are subject to the lock-up agreements described above will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

     Resale of most of the restricted shares that will become available for sale in the public market starting 181 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

     Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 338,309 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

     Registration Rights. Upon completion of this offering, the holders of 24,397,414 shares of our common stock and the holders of all outstanding warrants will be entitled to rights with respect to the registration of their shares under the Securities Act. After registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                               Number
                        Underwriter                           of Shares
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Deutsche Bank Securities Inc. ..............................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                              ---------
  Total.....................................................  5,500,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 825,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                Per Share                            Total
                                    ---------------------------------   -------------------------------
                                        Without            With            Without            With
                                    Over-Allotment    Over-Allotment    Over-allotment   Over-allotment
                                    ---------------   ---------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us..........     $                 $                 $                $
Expenses payable by us............     $                 $                 $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     All of our officers, directors and substantially all of our other stockholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership or our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price, up to 330,000 shares of the common stock for some of our employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     The shares of common stock have been approved for listing on The Nasdaq Stock Market's National Market under the symbol "TNSI."

     Deutsche Bank Securities Inc. and its affiliates beneficially own an aggregate of 220,000 shares of our preferred stock which will automatically convert into 220,000 shares of common stock upon the closing of this offering. Deutsche Bank Securities Inc. holds a 5.97% interest in TeleSoft Partners IA, L.P. which holds 1,365,714 shares of our preferred stock which will automatically convert into 1,365,714 shares of common stock upon the closing of this offering.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price included:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies.

     The initial offering price may not correspond to the price of which our common stock will trade in the public market subsequent to this offering, and an active trading market for our common stock may not develop or continue after this offering.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares, which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock, may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws; (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP. As of the date of this prospectus, investment partnerships composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to current and former individual members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 65,213 shares of Triton Network Systems, Inc. preferred and common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999 and for the period March 5, 1997 through December 31, 1997, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                          TRITON NETWORK SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1999
  and March 31, 2000 (unaudited)............................  F-3
Consolidated Statements of Operations for the period from
  March 5, 1997 (inception) through December 31, 1997 and
  for the years ended December 31, 1998 and 1999 and the
  three months ended March 31, 1999 and 2000 (unaudited)....  F-4
Consolidated Statements of Stockholders' Equity for the
  period from March 5, 1997 (date of inception) through
  December 31, 1997 and for the years ended December 31,
  1998 and 1999 and the three months ended March 31, 2000
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the period from
  March 5, 1997 (inception) through December 31, 1997 and
  for the years ended December 31, 1998 and 1999 and the
  three months ended March 31, 1999 and 2000 (unaudited)....  F-6
Notes to Consolidated Financial Statements..................  F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Triton Network Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Triton Network Systems, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period March 5, 1997 (date of inception) through December 31, 1997 and, for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triton Network Systems, Inc. at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for the period from March 5, 1997 (date of inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP
                                          -------------------------------------


Orlando, Florida
February 11, 2000, except for Note 10, as to which the date is July 10, 2000

                          TRITON NETWORK SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                           DECEMBER 31,             MARCH 31,
                                                   ----------------------------    ------------
                                                       1998            1999            2000
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 10,323,758    $ 46,130,279    $ 31,339,762
  Short-term investments.........................    11,003,876              --              --
  Trade receivables..............................            --              --         965,031
  Inventory......................................            --       7,244,874      10,091,861
  Other current assets...........................       194,221       1,017,565       1,357,208
                                                   ------------    ------------    ------------
       Total current assets......................    21,521,855      54,392,718      43,753,862
Property and equipment, net......................     2,754,230       7,970,374      12,700,179
Restricted cash..................................            --         650,000       1,443,315
Intangible assets................................            --              --      36,179,516
Other non-current assets.........................       163,844         687,353         739,480
                                                   ------------    ------------    ------------
       Total assets..............................  $ 24,439,929    $ 63,700,445    $ 94,816,352
                                                   ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $  1,140,397    $  5,207,524    $  4,884,448
  Accrued compensation...........................       830,757       1,338,156       1,753,206
  Other accrued expenses.........................       145,436       2,227,802       3,205,442
  Current portion of capital leases..............       442,080       1,279,862       1,385,788
  Current portion of notes payable...............            --         159,140         470,257
                                                   ------------    ------------    ------------
       Total current liabilities.................     2,558,670      10,212,484      11,699,141
  Capital leases, net of current portion.........     1,457,073       1,967,690       1,775,935
  Notes payable, net of current portion..........            --         187,440       1,655,324
Commitments and contingencies
Stockholders' equity:
  Series A, voting, convertible preferred stock,
     $.001 par value; 7,200,000 shares
     authorized, 7,200,000 issued and outstanding
     at December 31, 1998 and 1999 and March 31,
     2000........................................        14,400          14,400          14,400
  Series B, voting, convertible preferred stock,
     $.001 par value; 6,600,000 shares
     authorized, 4,463,000 issued and outstanding
     at December 31, 1998 and 6,553,969 issued
     and outstanding at December 31, 1999 and
     March 31, 2000..............................         8,926          13,108          13,108
  Series C, voting, convertible preferred stock,
     $.001 par value; 7,802,500 shares
     authorized, 5,052,500 issued and outstanding
     at December 31, 1999 and 7,802,500 issued
     and outstanding at March 31, 2000...........            --          10,105          15,605
  Common stock, $.001 par value; 33,250,000
     shares authorized, 6,241,049 shares issued
     and outstanding at December 31, 1998,
     6,795,832 shares issued and outstanding at
     December 31, 1999 and 6,774,463 issued and
     outstanding at March 31, 2000...............        12,482          13,592          13,549
  Additional paid-in capital.....................    42,402,456     105,366,954     144,153,906
  Notes receivable from stockholders.............      (200,474)       (606,624)       (431,624)
  Deferred compensation..........................    (2,114,835)     (1,925,998)     (1,605,523)
  Accumulated deficit............................   (19,698,769)    (51,552,706)    (62,487,469)
                                                   ------------    ------------    ------------
       Total stockholders' equity................    20,424,186      51,332,831      79,685,952
                                                   ------------    ------------    ------------
       Total liabilities and stockholders'
          equity.................................  $ 24,439,929    $ 63,700,445    $ 94,816,352
                                                   ============    ============    ============


See accompanying notes.

                          TRITON NETWORK SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              PERIOD FROM
                             MARCH 5, 1997
                              (INCEPTION)                                      THREE MONTHS ENDED
                                THROUGH        YEAR ENDED DECEMBER 31,             MARCH 31,
                             DECEMBER 31,    ---------------------------   --------------------------
                                 1997            1998           1999          1999           2000
                             -------------   ------------   ------------   -----------   ------------
                                                                                  (UNAUDITED)
Revenues...................   $        --    $         --   $         --   $        --   $  3,496,939
Cost of revenues...........            --              --             --            --      5,162,388
                              -----------    ------------   ------------   -----------   ------------
Gross profit (loss)........            --              --             --            --     (1,665,449)
Operating expenses:
  Manufacturing and
     operations............            --       2,325,681      7,989,575     2,718,816             --
  Research and
     development...........     1,894,644       8,494,207     12,631,231     2,843,582      4,161,280
  Selling and marketing....       162,475       2,444,802      6,111,074     1,612,331      3,337,357
  General and
     administrative........       500,911       1,747,956      4,473,094       557,281      1,869,319
  Royalty expense..........            --       2,800,000             --            --             --
  Amortization of deferred
     compensation..........            --         292,353      1,560,877       378,274        320,475
                              -----------    ------------   ------------   -----------   ------------
                                2,558,030      18,104,999     32,765,851     8,110,284      9,688,431
                              -----------    ------------   ------------   -----------   ------------
Loss from operations.......    (2,558,030)    (18,104,999)   (32,765,851)   (8,110,284)   (11,353,880)
Other income (expenses):
  Interest income..........        85,934       1,065,805      1,336,744       303,641        564,104
  Interest expense.........          (310)       (160,363)      (425,905)      (81,079)      (134,750)
  Other income
     (expenses)............        (2,295)        (24,511)         1,075          (887)       (10,237)
                              -----------    ------------   ------------   -----------   ------------
                                   83,329         880,931        911,914       221,675        419,117
                              -----------    ------------   ------------   -----------   ------------
Net loss...................   $(2,474,701)   $(17,224,068)  $(31,853,937)  $(7,888,609)  $(10,934,763)
                              ===========    ============   ============   ===========   ============
Net loss per share -- basic
  and diluted..............   $     (1.01)   $      (5.07)  $      (6.67)  $     (1.84)  $      (2.02)
                              ===========    ============   ============   ===========   ============
Shares used in per share
  calculations -- basic and
  diluted..................     2,456,995       3,395,300      4,776,567     4,295,326      5,407,418
                              ===========    ============   ============   ===========   ============
Pro forma net loss per
  common share (unaudited):
  Net loss per
     share -- basic and
     diluted...............                                 $      (1.64)                $      (0.45)
                                                            ============                 ============
  Shares used in per share
     calculations -- basic
     and diluted...........                                   19,400,204                   24,213,887
                                                            ============                 ============

See accompanying notes.

                          TRITON NETWORK SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      CONVERTIBLE
                                    PREFERRED STOCK          COMMON STOCK                                         NOTES
                                 ---------------------   ---------------------    ADDITIONAL                    RECEIVABLE
                                   SHARES        PAR       SHARES        PAR       PAID-IN        DEFERRED         FROM
                                 OUTSTANDING    VALUE    OUTSTANDING    VALUE      CAPITAL      COMPENSATION   STOCKHOLDERS
                                 -----------   -------   -----------   -------   ------------   ------------   ------------
 Issuance of Series A preferred
   stock, net of expenses......   7,200,000    $14,400           --    $         $ 13,555,236                   $      --
 Issuance of common stock......          --         --    4,249,986      8,500        136,594                    (137,974)
 Forgiveness of debt by
   stockholder.................          --         --           --         --      1,403,973                          --
 Net loss......................          --         --           --         --             --                          --
                                 ----------    -------   ----------    -------   ------------   -----------     ---------
Balances at December 31,
 1997..........................   7,200,000     14,400    4,249,986      8,500     15,095,803                    (137,974)
 Issuance of Series B preferred
   stock, net of expenses......   4,463,000      8,926           --         --     21,726,116                          --
 Issuance of common stock......          --         --      800,000      1,600      2,798,400                          --
 Issuance of common stock upon
   exercise of stock options...          --         --    1,191,063      2,382        374,949                     (62,500)
 Deferred compensation related
   to stock option grants......                                                     2,407,188    (2,407,188)
 Amortization of deferred
   compensation................                                                                     292,353
 Net loss......................          --         --           --         --             --                          --
                                 ----------    -------   ----------    -------   ------------   -----------     ---------
Balances at December 31,
 1998..........................  11,663,000     23,326    6,241,049     12,482     42,402,456    (2,114,835)     (200,474)
 Issuance of Series B preferred
   stock, net of expenses......   2,090,969      4,182           --         --     10,427,407                          --
 Issuance of Series C preferred
   stock, net of expenses......   5,052,500     10,105           --         --     50,464,895                          --
 Issuance of common stock upon
   exercise of stock options...          --         --      682,575      1,365        764,947                    (441,150)
 Repurchase of common stock....          --         --     (127,792)      (255)       (64,791)                     35,000
 Deferred compensation related
   to stock option grants......                                                     1,372,040    (1,372,040)
 Amortization of deferred
   compensation................                                                                   1,560,877
 Net loss......................          --         --           --         --             --                          --
                                 ----------    -------   ----------    -------   ------------   -----------     ---------
Balances at December 31,
 1999..........................  18,806,469     37,613    6,795,832     13,592    105,366,954    (1,925,998)     (606,624)
 Issuance of Series C preferred
   stock.......................   2,750,000      5,500           --         --     30,244,500                          --
 Issuance of common stock......          --         --        2,500          5         24,995                          --
 Issuance of common stock upon
   exercise of stock options...          --         --       25,100         50         26,200                          --
 Repurchase of common stock....          --         --      (48,969)       (98)       (24,027)                    175,000
 Other.........................          --         --           --         --        265,284                          --
 Amortization of deferred
   compensation................                                                                     320,475
 Net loss......................
                                 ----------    -------   ----------    -------   ------------   -----------     ---------
Balance at March 31, 2000
 (unaudited)...................  21,556,469    $43,113    6,774,463    $13,549   $135,903,906   $(1,605,523)    $(431,624)
                                 ==========    =======   ==========    =======   ============   ===========     =========


                                 ACCUMULATED
                                   DEFICIT         TOTAL
                                 -----------    ------------
 Issuance of Series A preferred
   stock, net of expenses...... $         --    $ 13,569,636
 Issuance of common stock......           --           7,120
 Forgiveness of debt by
   stockholder.................           --       1,403,973
 Net loss......................   (2,474,701)     (2,474,701)
                                ------------    ------------
Balances at December 31,
 1997..........................   (2,474,701)     12,506,028
 Issuance of Series B preferred
   stock, net of expenses......           --      21,735,042
 Issuance of common stock......           --       2,800,000
 Issuance of common stock upon
   exercise of stock options...           --         314,831
 Deferred compensation related
   to stock option grants......                           --
 Amortization of deferred
   compensation................                      292,353
 Net loss......................  (17,224,068)    (17,224,068)
                                 ------------   ------------
Balances at December 31,
 1998..........................  (19,698,769)     20,424,186
 Issuance of Series B preferred
   stock, net of expenses......           --      10,431,589
 Issuance of Series C preferred
   stock, net of expenses......           --      50,475,000
 Issuance of common stock upon
   exercise of stock options...           --         325,162
 Repurchase of common stock....           --         (30,046)
 Deferred compensation related
   to stock option grants......
 Amortization of deferred
   compensation................                    1,560,877
 Net loss......................  (31,853,937)    (31,853,937)
                                ------------    ------------
Balances at December 31,
 1999..........................  (51,552,706)     51,332,831
 Issuance of Series C preferred
   stock.......................           --      30,250,000
 Issuance of common stock......           --          25,000
 Issuance of common stock upon
   exercise of stock options...           --          26,250
 Repurchase of common stock....           --         150,875
 Other.........................           --         265,284
 Amortization of deferred
   compensation................                      320,475
 Net loss......................  (10,934,763)    (10,934,763)
                                ------------    ------------
Balance at March 31, 2000
 (unaudited)................... $(62,487,469)   $ 71,435,952
                                ============    ============

See accompanying notes.

                          TRITON NETWORK SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               PERIOD FROM
                                              MARCH 5, 1997
                                               (INCEPTION)                                      THREE MONTHS ENDED
                                                 THROUGH        YEAR ENDED DECEMBER 31,             MARCH 31,
                                              DECEMBER 31,    ---------------------------   --------------------------
                                                  1997            1998           1999          1999           2000
                                              -------------   ------------   ------------   -----------   ------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................   $(2,474,701)   $(17,224,068)  $(31,853,937)  $(7,888,609)  $(10,934,763)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.............        16,019         454,733      1,444,608       211,692        598,534
  Extinguishment of royalty agreement.......            --       2,800,000             --            --             --
  Amortization of deferred compensation.....            --         292,353      1,560,877       378,274        320,475
  Other.....................................            --              --             --            --        265,284
  Changes in operating assets and
    liabilities, net of effects of
    acquisition in 2000:
    Increase in trade receivables...........            --              --             --            --       (965,031)
    Increase in inventory...................            --              --     (7,244,874)           --     (2,346,987)
    Increase in other current assets........       (83,037)       (111,184)      (823,344)      (41,590)      (557,343)
    Increase in restricted cash.............            --              --       (650,000)           --       (793,315)
    Increase in other non-current assets....            --        (163,844)      (565,266)      (14,297)       (70,421)
    Increase in accounts payable, accrued
      compensation and other accrued
      expenses..............................     1,367,961       1,828,155      6,656,892     1,163,538        992,314
                                               -----------    ------------   ------------   -----------   ------------
      Net cash used in operating
         activities.........................    (1,173,758)    (12,123,855)   (31,475,044)   (6,190,992)   (13,491,253)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment.........      (175,464)     (1,042,529)    (4,501,112)   (1,161,829)    (2,976,065)
Sales (purchases) of short-term
  investments...............................            --     (11,003,876)    11,003,876    (6,015,968)            --
                                               -----------    ------------   ------------   -----------   ------------
Net cash provided by (used in) investing
  activities................................      (175,464)    (12,046,405)     6,502,764    (7,177,797)    (2,976,065)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of preferred and
  common stock..............................    13,576,756      22,049,873     61,201,706    10,571,995        202,211
Proceeds from notes payable.................            --              --        461,789       439,500      1,817,155
Borrowings from stockholder.................       248,501              --             --            --             --
Payments on capital leases and notes
  payable...................................            --         (31,890)      (884,694)      (93,991)      (342,565)
                                               -----------    ------------   ------------   -----------   ------------
Net cash provided by financing activities...    13,825,257      22,017,983     60,778,801    10,917,504      1,676,801
Net increase (decrease) in cash and cash
  equivalents...............................    12,476,035      (2,152,277)    35,806,521    (2,451,285)   (14,790,517)
Cash and cash equivalents at beginning of
  period....................................            --      12,476,035     10,323,758    21,327,634     46,130,279
                                               -----------    ------------   ------------   -----------   ------------
Cash and cash equivalents at end of
  period....................................   $12,476,035    $ 10,323,758   $ 46,130,279   $18,876,349   $ 31,339,762
                                               ===========    ============   ============   ===========   ============

                                               PERIOD FROM
                                              MARCH 5, 1997
                                               (INCEPTION)                                      THREE MONTHS ENDED
                                                 THROUGH        YEAR ENDED DECEMBER 31,             MARCH 31,
                                              DECEMBER 31,    ---------------------------   --------------------------
                                                  1997            1998           1999          1999           2000
                                              -------------   ------------   ------------   -----------   ------------
                                                                                                   (UNAUDITED)
SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid...............................   $        --    $    160,363   $    425,905   $    81,079   $    134,750
                                               ===========    ============   ============   ===========   ============
NON-CASH FINANCING AND INVESTING ACTIVITIES
Fixed assets acquired under capital lease
  obligations...............................   $     3,706    $  1,931,043   $  2,117,842   $   839,962   $    223,979
                                               ===========    ============   ============   ===========   ============
Common stock issued in connection with
  extinguishment of royalty agreement.......   $        --    $  2,800,000   $         --   $             $
                                               ===========    ============   ============   ===========   ============
Common stock issued for notes receivable
  from stockholders.........................   $   137,974    $     62,500   $    441,150   $             $
                                               ===========    ============   ============   ===========   ============
Common stock warrants issued in connection
  with lease and credit agreements..........   $        --    $     87,500   $         --   $        --   $    360,000
                                               ===========    ============   ============   ===========   ============
Common stock warrants issued for services in
  connection with Series A offering.........   $   250,000    $         --   $         --   $        --   $         --
                                               ===========    ============   ============   ===========   ============
Forgiveness of accounts payable for expenses
  paid by stockholder.......................   $ 1,079,526    $         --   $         --   $        --   $         --
                                               ===========    ============   ============   ===========   ============
Forgiveness of accounts payable for purchase
  of property and equipment by
  stockholder...............................   $    75,946    $         --   $         --   $        --   $         --
                                               ===========    ============   ============   ===========   ============
Forgiveness of accounts payable for
  borrowings from stockholder...............   $   248,501    $         --   $         --   $        --   $         --
                                               ===========    ============   ============   ===========   ============

See accompanying notes.

                          TRITON NETWORK SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Triton Network Systems, Inc., a Delaware corporation (the Company), was incorporated on March 5, 1997 and is based in Orlando, Florida. The Company operates in one business segment as defined by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise, and provides broadband wireless equipment that enables communications service providers to deliver voice, video and data services to their business customers. Through December 31, 1998, the Company was in the development stage. As of December 31, 1998, the Company had an accumulated deficit of $19,698,769. The Company emerged from the development stage in 1999 when it began to produce its products for commercial sales.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TNS Finance Company, Inc. All intercompany transactions have been eliminated.

UNAUDITED INTERIM FINANCIAL DATA

     The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited. In the opinion of management, the interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any future period.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between 3 - 12 months from the purchase date. All cash equivalents and short-term investments are classified as held to maturity and are recorded at amortized cost, which approximates market. Restricted cash exclusively secures letters of credit obtained by the Company.

     The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Manufacturing, development, and test equipment..............  3 - 7 years
Computer equipment and software.............................  3 - 5 years
Leasehold improvements......................................      5 years
Office furniture and other..................................  3 - 7 years

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment, provided no significant obligations remain and collection is probable. The Company does not recognize revenue on the shipment of product for field

                          TRITON NETWORK SYSTEMS, INC.

 1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

trials where the customer has the option of returning the equipment at no cost. Revenue from service and support arrangements is recognized ratably over the service period.

WARRANTY COSTS

     The Company provides for estimated future warranty costs at the time revenue is recognized.

INVENTORY

     Inventory is stated at the lower of cost, determined based on an average cost basis, or market. Inventories consist of the following:

                                               DECEMBER 31,     MARCH 31,
                                                   1999           2000
                                               ------------    -----------
                                                               (UNAUDITED)
Raw materials................................   $3,347,540     $ 5,534,951
Work in process..............................    1,535,916       2,209,329
Finished goods...............................    2,361,418       2,347,581
                                                ----------     -----------
                                                $7,244,874     $10,091,861
                                                ==========     ===========

RESEARCH AND DEVELOPMENT EXPENDITURES

     Expenditures for research and development are expensed as incurred.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and will recognize impairment of the carrying value of long-lived assets, if any is indicated, based on the fair value of such assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's cash and cash equivalents, accounts payable and accrued expenses approximate their carrying values due to their short-term nature. The fair value of the Company's capital lease and note payable obligations approximates their carrying value based on interest rates currently available for instruments with similar terms.

                          TRITON NETWORK SYSTEMS, INC.

 1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EMPLOYEE STOCK-BASED COMPENSATION

     The Company accounts for employee stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (FAS 123). Accounting for the issuance of stock options under the provisions of APB 25 does not result in compensation expense for the Company when the exercise price of options granted equals the fair value of the Company's common stock on the date of award.

EARNINGS PER SHARE

     Basic income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Diluted income (loss) per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company's common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and thus are excluded from the calculation. See Note 7 for the computation of net loss per share data and Note 6 for the number of common shares subject to repurchase that are not included in the calculation of basic and diluted loss per share.

DERIVATIVES

     The Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended, is effective for financial statements for all fiscal years beginning after June 15, 2000. FAS 133 requires the recognition of all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. Management does not anticipate the adoption of FAS 133 will have a material impact on results of operations, cash flows, or financial position of the Company.

COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net loss or stockholders' equity. The Company had no items of comprehensive income other than net loss.

SOFTWARE

     The Company capitalizes software purchased for internal use as property and equipment and amortizes the cost over the estimated useful life.

                          TRITON NETWORK SYSTEMS, INC.

 1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash, cash equivalents and short-term securities. The Company places its cash, cash equivalents and short-term securities with high credit quality institutions. Securities held at these institutions may exceed the amount of insurance provided for such securities.

     Cash, cash equivalents and short-term investments are composed of the following:

                                                               DECEMBER 31,
                                                         -------------------------
                                                            1998          1999
                                                         -----------   -----------
Cash and cash equivalents:
  Cash.................................................  $ 4,351,380   $   543,690
  Money market funds...................................           --    45,586,589
  Commercial paper and government securities 90 days or
     less..............................................    5,972,378            --
                                                         -----------   -----------
                                                         $10,323,758   $46,130,279
                                                         ===========   ===========
Short-term investments:
  Commercial paper.....................................  $ 5,992,114   $        --
  Government securities................................    5,011,762            --
                                                         -----------   -----------
                                                         $11,003,876   $        --
                                                         ===========   ===========

 3. PROPERTY AND EQUIPMENT

     The Company's property and equipment consists of the following:

                                                                DECEMBER 31,
                                                          ------------------------
                                                             1998         1999
                                                          ----------   -----------
Manufacturing, development, and test equipment..........  $  717,510   $ 4,997,206
Computer equipment and software.........................     936,339     2,439,256
Leasehold improvements..................................     362,332       473,078
Office furniture and other..............................   1,205,075     1,929,745
                                                          ----------   -----------
                                                           3,221,256     9,839,285
Less accumulated depreciation and amortization..........    (467,026)   (1,868,911)
                                                          ----------   -----------
                                                          $2,754,230   $ 7,970,374
                                                          ==========   ===========

     Depreciation of capital lease assets is included in depreciation expense. The total cost and accumulated depreciation related to capital lease purchases were $1,931,043 and $238,632, respectively for 1998 and $4,048,885 and
$1,060,125, respectively for 1999.

                          TRITON NETWORK SYSTEMS, INC.

 4. DEBT

     During 1998, the Company entered into four lease agreements which provide up to $8,000,000 to finance manufacturing, development, and test equipment and furniture purchases during 1998 and 1999. At December 31, 1998 and 1999, $1,899,153 and $3,247,552, respectively, was outstanding under the lease agreements. In connection with the 1998 leases, the Company issued warrants to the lessors, entitling them to purchase an aggregate of 72,500 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable at any time up to their expiration date. The expiration date of 50,000 of the warrants is January 2003, and the balance of the warrants expires in January 2005 or three years after the effective date of a "Qualified Initial Public Offering," whichever is longer.

     Future minimum lease payments under capital leases were as follows:

                                                             DECEMBER 31,
                                                                 1999
                                                             ------------
2000.......................................................  $ 1,621,118
2001.......................................................    1,594,519
2002.......................................................      559,954
                                                             -----------
Total minimum lease payments...............................    3,775,591
Less imputed interest......................................     (528,039)
                                                             -----------
Present value of lease payments............................    3,247,552
Less current portion.......................................   (1,279,862)
                                                             -----------
Long-term capital lease obligations........................  $ 1,967,690
                                                             ===========

     In 1999, the Company entered into a note payable with a third party in the amount of $379,500. The note bears interest at 11% per annum and is payable over 36 months. As of December 31, 1999, remaining principal payments on all notes payable of $159,140 and $187,440 are due in 2000 and 2001, respectively.

     The Company had an unsecured $1.0 million revolving credit agreement with a bank which expired in September 1999. There were no borrowings under this agreement. During 1999 and the first quarter of 2000, the bank issued letters of credit as security deposits for the Company's leased facilities. The outstanding letters of credit, which are fully collateralized with a certificate of deposit held in escrow, were $650,000 at December 31, 1999 and $1,443,315 (unaudited) at March 31, 2000. In connection with this credit agreement, the Company issued warrants to the lessor, entitling them to purchase an aggregate of 15,000 shares of common stock at an exercise price of $1.00 per share. In accordance with the agreement, the warrants are exercisable at any time up to March 2003.

 5. INCOME TAXES

     In accordance with Statement of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, a valuation allowance has been recorded to reduce the deferred tax assets to zero, as the Company is presently not able to conclude that it is probable that the deferred taxes will be realized. At December 31, 1999, the Company has available net operating loss carryforwards of $1,427,000 which expire in 2012, $8,097,000 which expire in 2018, and $11,869,000 which expire in 2019. As a result of equity transactions that have occurred since the Company's inception, an "ownership change" as defined under Section 382 of the Internal Revenue Code may have occurred which may limit the use of the Company's net operating loss carryforwards and

                          TRITON NETWORK SYSTEMS, INC.

 5. INCOME TAXES (CONTINUED)

deductions for capitalized start-up costs in the future. Management has not completed the complex analysis to determine the amounts subject to limitation and the amount of the limitation.

     A reconciliation of income tax computed at the U.S. federal statutory rates to income tax benefit is as follows:

                                                 PERIOD FROM
                                                MARCH 5, 1997
                                                 (INCEPTION)
                                                   THROUGH         YEAR ENDED DECEMBER 31,
                                                DECEMBER 31,     ---------------------------
                                                    1997            1998            1999
                                                -------------    -----------    ------------
Income tax benefits computed at the federal
  statutory rate of 34%.......................    $(841,398)     $(5,856,183)   $(10,830,339)
State income tax benefits, net of federal
  benefit.....................................      (89,832)        (623,679)     (1,156,298)
Nondeductible items...........................        1,969           14,561          45,723
Increase in valuation allowance...............      929,261        6,465,301      11,940,914
                                                  ---------      -----------    ------------
Total.........................................    $      --      $        --    $         --
                                                  =========      ===========    ============

     The components of the deferred tax balances are as follows:

                                                             DECEMBER 31,
                                                      ---------------------------
                                                         1998            1999
                                                      -----------    ------------
Deferred tax assets:
Capitalized start-up costs..........................  $ 4,018,143    $ 11,285,410
Net operating loss carryforwards....................    3,376,419       8,050,066
                                                      -----------    ------------
  Total deferred tax assets.........................    7,394,562      19,335,476
  Valuation allowance...............................   (7,394,562)    (19,335,476)
                                                      -----------    ------------
  Total net deferred taxes..........................  $        --    $         --
                                                      ===========    ============

 6. STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

     The Company has been authorized, by approval of the Board of Directors in October 1999, to issue 30,500,000 shares of common stock, $0.001 par value, and 18,852,500 shares of preferred stock, $0.001 par value. Since inception, the Company has not declared or paid a cash dividend.

     During the three months ended March 31, 2000, the stockholders approved an increase to the authorized shares of the Series C preferred stock to 7,802,500 (unaudited) and to increase the authorized shares of common stock to 33,250,000 (unaudited).

     The holders of the Company's Series A preferred stock are entitled to receive dividends at the rate of $0.16 per share, noncumulative, if declared by the Board of Directors. Each share of Series A preferred stock is convertible at any time into one share of common stock (subject to adjustment in the event of future dilution). The liquidation value of each share of Series A preferred stock is $2.00 plus an amount equal to all declared but unpaid dividends.

                          TRITON NETWORK SYSTEMS, INC.

 6. STOCKHOLDERS' EQUITY (CONTINUED)

     The holders of the Company's Series B preferred stock are entitled to receive dividends at the rate of $0.40 per share, noncumulative, if declared by the Board of Directors. Each share of Series B preferred stock is convertible at any time into one share of common stock (subject to adjustment in the event of future dilution). The liquidation value of each share of Series B preferred stock is $5.00 plus an amount equal to all declared but unpaid dividends.

     The holders of the Company's Series C preferred stock are entitled to receive dividends at the rate of $0.80 per share, noncumulative, if declared by the Board of Directors. Each share of Series C preferred stock is convertible at any time into one share of common stock (subject to adjustment in the event of future dilution). The conversion rate increases to 1.43 shares of common stock for every share of Series C preferred stock if the Company does not recognize net revenues of at least $50 million for the year ending December 31, 2000. The liquidation value of each share of Series C preferred stock is $10.00 plus an amount equal to all declared but unpaid dividends.

     Holders of each share of Series A, B, and C preferred stock have voting rights and powers equal to the voting rights and powers of the common stock. The holder of each share of Series A, B, and C preferred stock is entitled to the number of votes equal to the largest number of full shares of common stock into which each share of preferred stock can be converted. In the event the Company completes an initial public offering, each share of Series A, B, and C preferred stock automatically converts to common stock on a one for one basis.

     In April and November 1997, the Company issued 402,632 and 689,868 shares, respectively, of common stock to certain members of management at $0.02 and $0.20 per share, respectively, for aggregate proceeds of $138,779. The amount paid per share was determined by the Board of Directors to be fair market value of the stock at the date of issuance. The shares issued in November 1997 were to three members of management who issued promissory notes for the aggregate purchase price of $137,974. The notes bear interest at 5.81% per annum and are due from December 31, 2000 to December 31, 2002 or within 30 days of termination of employment from the Company. The shares issued to these individuals are subject to the Company's right to repurchase at the original purchase price. The Company's right to repurchase expires over a four year period with 25% expiring one year from the grant date, and 1/48 each month thereafter.

     In November 1997, the Company sold 7,200,000 shares of Series A convertible preferred stock at a price of $2.00 per share for an aggregate of $14,400,000. In May and July 1998, the Company sold 4,463,000 shares of Series B convertible preferred stock at a price of $5.00 per share for an aggregate of $22,315,000. In January 1999, the Company sold 2,090,969 shares of Series B convertible preferred stock at a price of $5.00 per share for an aggregate of $10,455,000. In October 1999, the Company sold 5,052,500 shares of Series C convertible preferred stock at a price of $10.00 per share for an aggregate of $50,525,000.

STOCK OPTIONS

     The Company has a stock option plan (Plan), as amended, that provides for the issuance of up to 5,270,000 shares of common stock to employees and directors. The Company's Plan provides for the issuance of both incentive stock options and nonqualified stock options exercisable for a period of 10 years. The exercise prices of stock options which have been granted were at amounts which management determined to approximate the fair value of the Company's common stock at the date

                          TRITON NETWORK SYSTEMS, INC.

 6. STOCKHOLDERS' EQUITY (CONTINUED)

of grant. The options vest over a four-year period with 25% vesting one year from the date of grant or issuance, and 1/48 vesting monthly thereafter. The Plan provides for the issue of restricted stock if options are exercised prior to their vesting date. In the event of discontinuation of service by option holders, the Company has a right, at its option, to repurchase any unvested restricted shares at their original purchase price. During 1999, the Company repurchased 127,792 shares of restricted common stock. At December 31, 1997, 1998, and 1999 and March 31, 2000 the Company had the right to repurchase 1,124,266, 2,584,246, 1,553,623 and 1,307,793 shares of outstanding common stock, respectively.

     In 1998, two members of management exercised stock options to purchase 250,000 restricted shares of the Company's common stock at the exercise price of $0.50 per share, for an aggregate purchase price of $125,000 which was paid by cash of $62,500 and delivery of promissory notes for $62,500. The notes, along with accrued interest (5.1% per annum), are due the earlier of December 31, 2003 or within 30 days of termination of employment from the Company.

     In 1999, three members of management exercised stock options to purchase 415,000 restricted shares of the Company's common stock at exercise prices ranging from $0.50 to $6.00 per share, for an aggregate purchase price of $582,500 which was paid by cash of $141,350 and delivery of promissory notes of $441,150. The notes, along with accrued interest (5.1% per annum), are due at various dates in 2004 or within 30 days of termination of employment from the Company. A promissory note in the amount of $35,000 was repaid in conjunction with the repurchase by the Company of 127,792 shares of restricted common stock associated with a management resignation.

     Outstanding options are summarized as follows:

                                                                        WEIGHTED-
                                                        NUMBER OF        AVERAGE
                                                         OPTIONS      EXERCISE PRICE
                                                        ----------    --------------
Balance at March 5, 1997 (date of inception)..........          --           --
  Granted.............................................     257,500        $0.20
                                                        ----------
Balance at December 31, 1997..........................     257,500         0.20
  Granted.............................................   1,833,438         0.40
  Forfeited...........................................     (11,500)        0.50
  Exercised...........................................  (1,191,063)        0.32
                                                        ----------
Balance at December 31, 1998..........................     888,375         0.48
  Granted.............................................   1,491,575         5.12
  Cancelled...........................................    (125,613)        0.52
  Exercised...........................................    (682,575)        1.12
                                                        ----------
Balance at December 31, 1999..........................   1,571,762         4.58
  Granted (unaudited).................................     567,513        23.20
  Cancelled (unaudited)...............................     (21,738)        2.92
  Exercised (unaudited)...............................     (25,100)        1.04
                                                        ----------
Balance at March 31, 2000 (unaudited).................   2,092,437        $9.70
                                                        ==========

                          TRITON NETWORK SYSTEMS, INC.

 6. STOCKHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                           WEIGHTED-AVERAGE
     RANGE OF                            REMAINING CONTRACTUAL   WEIGHTED-AVERAGE
  EXERCISE PRICES   NUMBER OUTSTANDING       LIFE IN YEARS        EXERCISE PRICE
  ---------------   ------------------   ---------------------   ----------------
   $0.20 -  1.00         356,500                  8.7                 $0.50
   $2.00 -  5.00         813,587                  9.6                 $4.80
   $6.00 - 10.00         401,675                  9.8                 $7.80

     FAS 123 requires disclosure of pro forma information which provides the effects on net loss and loss per share as if the Company had accounted for its employee stock awards under the fair value method. The fair value of the Company's employee stock awards was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 4.68% - 5.89%; stock price volatility factors of 69% - 100%, and expected option lives of 3 - 10 years. The Company does not have a history of paying dividends, and none have been assumed in estimating the fair value of the options. The weighted-average fair value per share of options granted in 1997, 1998 and 1999 was $0.20, $0.40 and $3.30, respectively. The pro forma effect on net loss is as follows:

                                                PERIOD FROM
                                               MARCH 5, 1997
                                                (INCEPTION)
                                                  THROUGH         YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,     ----------------------------
                                                   1997             1998            1999
                                               -------------    ------------    ------------
Net Loss:
  As reported................................   $(2,474,701)    $(17,224,068)   $(31,853,937)
  Pro forma..................................   $(2,476,977)    $(17,265,751)   $(32,558,976)
Net loss per share:
  As reported -- basic and diluted...........   $     (1.01)    $      (5.07)   $      (6.67)
  Pro forma -- basic and diluted.............   $     (1.01)    $      (5.09)   $      (6.82)

     Because the fair value of accounting for options applies only to options granted subsequent to March 5, 1997, the pro forma effect will not be fully reflected until 2001.

     In connection with services as placement agent for the Series A preferred stock offering, in November 1997, the Company granted warrants to the agent to purchase an aggregate of 250,000 shares of common stock, subject to adjustment for anti-dilution, at a price of $1.00 per share. The warrants are exercisable at any time before the earlier of a "Qualified Initial Public Offering" of the Company or October 2004.

     During 1998, the Company issued, in connection with the implementation of its leasing facilities and credit agreements, 87,500 warrants at an exercise per share of $1.00. See Note 4 for further information.

                          TRITON NETWORK SYSTEMS, INC.

 6. STOCKHOLDERS' EQUITY (CONTINUED)

RESERVED STOCK

     Common stock has been reserved for the following purposes:

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                             1997        1998        1999
                                                           ---------   ---------   ---------
Number of warrants outstanding...........................    250,000     337,500     337,500
Number of options outstanding............................    257,500     888,375   1,571,762
Number of options available for grant under the stock
  option plans...........................................  1,742,500     940,563     452,393
                                                           ---------   ---------   ---------
                                                           2,250,000   2,166,438   2,361,655
                                                           =========   =========   =========

DEFERRED COMPENSATION

     In connection with the grant of certain stock options to employees during the years ended December 31, 1998 and 1999, the Company recorded deferred compensation of approximately $3,800,000 representing the difference between the deemed value of the common stock for accounting purposes and the stock option exercise price of such stock options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized as charges to operations on an accelerated basis over the vesting period (generally four years) consistent with the method described in Financial Accounting Standards Board Interpretation No. 28. Amortization was approximately $292,000, $1,561,000 and $320,000 for the years ended December 31, 1998 and 1999, and the three months ended March 31, 2000, respectively.

 7. LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted loss per common share:

                        PERIOD FROM
                       MARCH 5, 1997
                        (INCEPTION)
                          THROUGH         YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                       DECEMBER 31,     ----------------------------    -----------------------------
                           1997             1998            1999            1999            2000
                       -------------    ------------    ------------    ------------    -------------
Numerator:
Net loss.............   $(2,474,701)    $(17,224,068)   $(31,853,937)   $(7,888,609)    $(10,934,763)
Denominator for basic
  and diluted loss
  per common share:
Weighted-average
  shares
  outstanding........     2,456,995        3,395,300       4,776,567      4,295,326        5,407,418
                        -----------     ------------    ------------    -----------     ------------
Net loss per common
  share..............   $     (1.01)    $      (5.07)   $      (6.67)   $     (1.84)    $      (2.02)
                        ===========     ============    ============    ===========     ============

                          TRITON NETWORK SYSTEMS, INC.

 7. LOSS PER COMMON SHARE (CONTINUED)

     The weighted-average shares outstanding include all common stock issued. Restricted shares issued are not included in basic or diluted loss per share in accordance with Statement of Financial Accounting Standards Board Statement No. 128, Earnings Per Share. In computing diluted loss per share, outstanding preferred stock, stock options and common stock warrants in the amount of 7,707,500, 12,888,875, 20,715,731, and 14,620,219 and 24,008,628 for the period
March 5, 1997 through December 31, 1997 and for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively, were excluded from the diluted loss per share computation because their effects would have been anti-dilutive.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000, is computed using the weighted-average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B and C preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance. The resulting pro forma adjustment includes an increase in the weighted-average shares used to compute basic and diluted net loss per share of 14,623,637 and 18,806,469 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

 8. RELATED PARTY TRANSACTIONS

     During 1997, 1998, and 1999, the Company entered into several contracts with a stockholder to provide engineering services and component parts to be used in the Company's products. The Company pays the stockholder on a cost reimbursable basis plus a fee. Through December 31, 1997, 1998 and 1999 the Company expensed as research and development expenses of approximately $1,490,000, $3,813,000, $3,175,000, respectively, under the contracts. In addition, the Company purchased approximately $2,311,000 in component parts during 1999, which are included in inventory at December 31, 1999. Amounts payable to the stockholder at December 31, 1998 and 1999, were approximately $169,000, $1,122,000, respectively. At December 31, 1999, the Company had a firm purchase commitment with the stockholder in the amount of approximately $12,000,000 for component parts.

     In 1997, the Company entered into a royalty agreement with the Stockholder, which provided for payments of royalty for a five-year period starting at the date of the first sale. In 1998, the Company issued 800,000 shares of common stock to the Stockholder in satisfaction of the existing royalty agreement, whereby the Stockholder relinquished all rights to future income streams. The Company expensed $2,800,000 in 1998 based on the termination of the royalty agreement.

     During 1997, a stockholder of the Company paid approximately $1,080,000 in expenses, purchased approximately $76,000 of equipment and furniture, and advanced approximately $250,000 in cash on behalf of the Company. The Company recorded expenses, equipment and furniture purchases, cash, and a payable due to the stockholder as these payments and advances were made on its behalf. In November 1997, the stockholder forgave the debt and the Company reclassified the approximately $1,400,000 payable to the stockholder to additional paid-in capital.

                          TRITON NETWORK SYSTEMS, INC.

 8. RELATED PARTY TRANSACTIONS (CONTINUED)
     During 1997 and 1998, the Company had consulting agreements with two stockholders and a member of the Board of Directors. Approximately $36,000 and $181,000 and were expensed in 1997 and 1998, respectively, under these agreements which are no longer in place.

     During 1999, the Company had consulting agreements with a stockholder, a member of the Board of Directors, and an immediate relative of a member of the Board of Directors. Approximately $170,000 was expensed in 1999 under these agreements.

     During 1999, the Company loaned a member of management $300,000 in exchange for a promissory note payable, which is secured by certain real estate. The note is payable on September 30, 2004, or earlier if certain events occur.

 9. COMMITMENTS

     The Company leases certain facilities and equipment under operating leases, which require future rental payments. These rental arrangements do not impose any financing or dividend restrictions on the Company or contain contingent rental provisions. Certain of these leases have renewal and purchase options generally at the fair value at the renewal or purchase option date. Rent expense under operating leases was $61,550, $406,348 and $1,005,359 during 1997, 1998 and 1999, respectively.

     Future minimum lease payments under operating leases were as follows:


YEAR ENDING DECEMBER 31
2000........................................................  $1,522,753
2001........................................................   1,784,603
2002........................................................   1,799,644
2003........................................................   1,396,934
2004........................................................     999,737
Thereafter..................................................   2,174,308
                                                              ----------
                                                              $9,677,979
                                                              ==========

10. SUBSEQUENT EVENTS

ACQUISITION


     On March 31, 2000, the Company completed the purchase of the broadband modem product line from International Business Machines for 2.75 million shares of series C preferred stock, which was valued at approximately $38.5 million. The purchase price was allocated to net assets in the amount of approximately $2.3 million and intangible assets, which consist of patent and patent application licenses and patent disclosures, in the amount of approximately $36.2 million. The purchase price was based on the fair value of the series C preferred stock using the mid-point of the Company's initial public offering filing price per share range or $14.00 per share. The fair value of the series C preferred stock will be finalized once the final pricing of the Company's initial public offering is completed and consequently, the allocation of the purchase price is preliminary and subject to adjustment. The intangible assets will be amortized over five years.

                          TRITON NETWORK SYSTEMS, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

CREDIT AGREEMENT

     On February 25, 2000, the Company entered into an agreement with a financial institution to borrow up to $9.0 million in 2000 for capital equipment purchases, furniture and software. Up to $5.0 million of the borrowings are repayable over four years and will bear interest at an annual rate of 13.16% and up to $4.0 million is repayable over three years with an annual rate of interest of 10.4%. As of March 31, 2000, the Company had outstanding borrowings under this agreement of approximately $2 million and the available borrowings were approximately $5.0 million. An additional $2.0 million will be available upon completion of an initial public offering. The agreement includes no financial covenants and the specific equipment, furniture and software purchased with the borrowings will serve as security for the loans. Under the agreement, the Company issued warrants to purchase the Company's common stock in the amount of 4% of the currently available borrowing base, or $280,000. The exercise price of these warrants is 90% of the price of the Company's initial public offering price per share. If the Company does not complete an initial public offering prior to the first anniversary of the agreement the exercise price of these warrants will be $10.00 per share. The Company has also issued an additional $80,000 worth of warrants which will become exercisable only upon completion of an initial public offering. The exercise price of these warrants will be 90% of the price of the Company's initial public offering price per share.

INITIAL PUBLIC OFFERING

     In February 2000, the Company's Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to permit the Company to proceed with an initial public offering of its common stock. Upon consummation of this offering, all of the outstanding series A, B, and C preferred stock will be converted into 21,556,469 shares of common stock. Upon completion of the initial public offering, the Company's Certificate of Incorporation will be amended to authorize 120,000,000 shares of common stock and 10,000,000 shares of preferred stock.

2000 EMPLOYEE STOCK PURCHASE PLAN

     In February 2000, the board of directors approved, subject to shareholder approval, the Company's 2000 employee stock purchase plan (the "Plan"). A total of 250,000 shares of common stock have been reserved for the Plan. The Plan permits eligible participants to purchase common stock at 85% of the fair market value at the beginning or end of the offering period (whichever is lower), through payroll deductions of up to 10% of the participant's compensation. The first offering period will commence on the first day of trading subsequent to the Company's initial public offering.

STOCK SPLIT

     In June 2000 the Company's board of directors approved a one-for-two reverse stock split of all outstanding shares which became effective on July 10, 2000. All share and per share information included in these consolidated financials have been retroactively adjusted to reflect this stock split.

                        TRITON NETWORK SYSTEMS(TM) LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Triton Network Systems, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.


SEC registration fee........................................  $   25,047
NASD filing fee.............................................       8,000
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     250,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................       5,000
Miscellaneous expenses......................................     600,000
                                                              ----------
          Total.............................................  $1,738,047
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article Eight of the Registrant's amended and restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article Six of the Registrant's amended and restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's amended and restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, we have issued unregistered securities to a limited number of persons as described below:

  Common Stock:

      (1) In March 1997, we sold 40,000 shares of our common stock at a price of $0.002 per share to an investor for $80.

      (2) In April 1997, we sold an aggregate of 1,790,437 shares of our common stock at a price of $0.002 per share to investors for an aggregate purchase price of $3,580.87.

      (3) In May 1997, we sold an aggregate of 737,529 shares of our common stock at a price of $0.002 per share to investors for an aggregate purchase price of $1,475.06.

      (4) In June 1997, we sold an aggregate of 347,939 shares of our common stock at a price of $0.002 per share to investors for an aggregate purchase price of $695.88.

      (5) In July 1997, we sold 4,168 shares of our common stock at a price of $0.002 per share to investors for an aggregate purchase price of $8.34.

      (6) In August 1997, we sold an aggregate of 80,468 shares of our common stock at a price of $0.002 per share to investors for an aggregate purchase price of $160.94.

      (7) In October 1997, we sold 50,000 shares of our common stock at a price of $0.002 per share to investors for a purchase price of $100.

      (8) In November 1997, we issued an aggregate of 499,529 shares of our common stock to our existing stockholders pursuant to a stock split.

     (10) In November 1997, we sold an aggregate of 689,868 shares of our common stock at a price of $0.20 per share to investors for an aggregate purchase price of $137,973.60.

     (11) In November 1997, we sold an aggregate of 5,025 shares of our common stock at a price of $0.20 per share to investors for an aggregate purchase price of $1,005.

     (12) In December 1997, we sold an aggregate of 5,025 shares of our common stock at a price of $0.20 per share to investors for an aggregate purchase price of $1,005.

     The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

  Preferred Stock:

     (1) In November 1997, we sold 7,200,000 shares of our series A preferred stock at a price of $2.00 per share to a group of investors for an aggregate purchase price of $14,400,000.

     (2) In May 1998, July 1998 and January 1999, we sold an aggregate of 6,553,969 shares of our series B preferred stock at a price of $5.00 per share to a group of investors for an aggregate purchase price of $32,769,845.

     (3) In October 1999 and November 1999, we sold an aggregate of 5,052,500 shares of our series C preferred stock at a price of $10.00 per share to a group of investors for an aggregate purchase price of $50,525,000.

     (4) In March 2000, in connection with our acquisition of International Business Machines Corporation's broadband modem product line, we issued 2,750,000 shares of our series C preferred stock to International Business Machines Corporation.

     The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D under the Securities Act in the case of
(1) and Section 4(2) of the Securities Act in the case of (2) (3) and (4) promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

  Stock Options:

     (1) From inception through March 2000, we granted stock options to acquire an aggregate of 4,150,025 shares of our common stock at prices ranging from $0.20 to $24.00 per share to employees, consultants and directors pursuant to our 1997 Stock Plan.

     (2) From inception through March 2000, we issued an aggregate of 1,898,738 shares of our common stock to employees, consultants and directors pursuant to the exercise of stock options granted under our 1997 Stock Plan, for aggregate consideration of $1,169,494.

     The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

  Common Stock Warrants:

     (1) In November 1997, we issued warrants to acquire an aggregate of 250,000 shares of our common stock at an exercise price of $1.00 per share to consultants.

     (2) In January 1998, we issued a warrant to acquire 22,500 shares of our common stock at an exercise price of $1.00 per share to an equipment lessor.

     (3) In February 1998, we issued a warrant to acquire 50,000 shares of our common stock at an exercise price of $1.00 per share to an equipment lessor.

     (4) In April 1998, we issued a warrant to acquire 15,000 shares of our common stock at an exercise price of $1.00 per share to a lender.

     (5) In February 2000, we issued a warrant to acquire our common stock in the amount of $280,000, at an exercise price to be determined at the time of our initial public offering, to a lender.

     (6) In February 2000, we issued a warrant to acquire our common stock in the amount of $80,000, at an exercise price to be determined at the time of four initial public offering, to a lender.

     The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through their relationship with us, to such information.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

                                 EXHIBIT INDEX


    EXHIBIT
     NUMBER
    -------
     1.1**    Form of Underwriting Agreement
     3.1**    Form of Amended and Restated Certificate of Incorporation of
              the Registrant
     3.2**    Form of Amended and Restated Bylaws of the Registrant
     4.1**    Form of stock certificate
     5.1**    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation
    10.1**    Amended and Restated 1997 Stock Plan
    10.2**    2000 Employee Stock Purchase Plan
    10.3**    Restated Investor Rights Agreement, dated October 18, 1999, between the Registrant and certain stockholders
    10.4**    Lease by and between Gran Central Corporation and Triton
              Network Systems, dated March 26, 1998
    10.5**    Lease by and between Gran Central Corporation and Triton
              Network Systems, dated May 5, 1998
    10.5.1**  Lease by and between Gran Central Corporation and Triton
              Network Systems, dated September 16, 1999
    10.6+**   License Agreement with Lockheed Martin Corporation dated
              June 12, 1997
    10.6.1**  Agreement to Purchase Additional Shares with Lockheed Martin
              Corporation
    10.7**    Acquisition and License Agreement between International
              Business Machines Corporation and Triton Network Systems,
              Inc. dated as of February 29, 2000
    10.8**    Form of Indemnification Agreement between the Registrant and each of its directors and officers
    10.9+**   Supply Agreement with CenturyTel dated December 7, 1999
    10.10+**  Supply Agreement with Advanced Radio Telecom dated December
              23, 1999
    10.11**   Employment offer letter for Skip Speaks dated August 16,
              1999
    10.12**   Employment offer letter for Brian Andrew dated September 9,
              1999
    10.13**   Employment offer letter for Ken Vines dated September 22,
              1998
    10.14**   Employment offer letter for Doug Campbell dated December 18,
              1998
    10.14.1** Amended Employment offer letter for Doug Campbell dated July
              20, 1999
    10.15**   Employment offer letter for Mike Clark dated February 27,
              1997
    10.15.1** Amended Employment offer letter for Mike Clark dated July
              20, 1999
    10.16**   Employment offer letter for Philip Gulliford dated March 20,
              1997
    10.17**   Common Stock Purchase Warrant Agreement with FINOVA Capital
              Corporation dated February 25, 2000
    10.18**   Common Stock Purchase Warrant Agreement with FINOVA Capital
              Corporation dated February 25, 2000
    10.19**   Loan and Lease Commitment Letter with FINOVA Capital
              Corporation dated January 14, 2000
    10.20**   Master Lease Agreement with FINOVA Capital Corporation dated
              January 27, 2000
    10.21**   Master Loan and Security Agreement with FINOVA Capital
              Corporation dated January 27, 2000
    10.22+**  Supply Agreement with CAVU dated April 14, 2000
    10.23**   Employment offer letter for Mark Johnson dated May 22, 2000.

    EXHIBIT
     NUMBER
    -------
    21.1**    List of Subsidiaries of the Registrant
    23.1      Consent of Ernst & Young LLP, Independent Certified Public
              Accountants
    23.2**    Consent of Counsel (see Exhibit 5.1)
    24.1**    Power of Attorney (see page II-6 of original filing)
    27.1      Financial Data Schedules (for SEC use only)


-------------------------
 + Confidential treatment requested for portions of these agreements. The omitted portions have been separately filed with the Securities and Exchange Commission.

 * To be filed by amendment.

** Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the information is contained in the Consolidated Financial Statements and related Notes and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 12th day of July, 2000.


                                          Triton Network Systems, Inc.

                                          By:     /s/ KENNETH R. VINES
                                            ------------------------------------
                                                      Kenneth R. Vines
                                               Senior Vice President, Finance
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
              */s/ HOWARD "SKIP" SPEAKS                  President, Chief Executive     July 12, 2000
-----------------------------------------------------  Officer and Director (Principal
                Howard "Skip" Speaks                         Executive Officer)

                /s/ KENNETH R. VINES                   Senior Vice President, Finance   July 12, 2000
-----------------------------------------------------    and Chief Financial Officer
                  Kenneth R. Vines                        (Principal Financial and
                                                             Accounting Officer)

                /s/ STANLEY R. ARTHUR                             Director              July 12, 2000
-----------------------------------------------------
                  Stanley R. Arthur

                */s/ BANDEL L. CARANO                             Director              July 12, 2000
-----------------------------------------------------
                  Bandel L. Carano

                */s/ JAMES F. GIBBONS                             Director              July 12, 2000
-----------------------------------------------------
                  James F. Gibbons

               */s/ ROBERT P. GOODMAN                             Director              July 12, 2000
-----------------------------------------------------
                  Robert P. Goodman

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----
                  */s/ ARJUN GUPTA                                Director              July 12, 2000
-----------------------------------------------------
                     Arjun Gupta

                   */s/ JAMES WEI                                 Director              July 12, 2000
-----------------------------------------------------
                      James Wei

              *By: /s/ KENNETH R. VINES                       Attorney-In-Fact          July 12, 2000
  ------------------------------------------------
                  Kenneth R. Vines
                  Attorney-In-Fact

                                 EXHIBIT INDEX


     EXHIBIT
     NUMBER
     -------
     1.1**     Form of Underwriting Agreement
     3.1**     Form of Amended and Restated Certificate of Incorporation of
               the Registrant
     3.2**     Form of Amended and Restated Bylaws of the Registrant
     4.1**     Form of stock certificate
     5.1**     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation
    10.1**     Amended and Restated 1997 Stock Plan
    10.2**     2000 Employee Stock Purchase Plan
    10.3**     Restated Investor Rights Agreement, dated October 18, 1999, between the Registrant and certain stockholders
    10.4**     Lease by and between Gran Central Corporation and Triton
               Network Systems, dated March 26, 1998
    10.5**     Lease by and between Gran Central Corporation and Triton
               Network Systems, dated May 5, 1998
    10.5.1**   Lease by and between Gran Central Corporation and Triton
               Network Systems, dated September 16, 1999
    10.6+**    License Agreement with Lockheed Martin Corporation dated
               June 12, 1997
    10.6.1**   Agreement to Purchase Additional Shares with Lockheed Martin
               Corporation
    10.7**     Acquisition and License Agreement between International
               Business Machines Corporation and Triton Network Systems,
               Inc. dated as of February 29, 2000
    10.8**     Form of Indemnification Agreement between the Registrant and each of its directors and officers
    10.9+**    Supply Agreement with CenturyTel dated December 7, 1999
    10.10+**   Supply Agreement with Advanced Radio Telecom dated December
               23, 1999
    10.11**    Employment offer letter for Skip Speaks dated August 16,
               1999
    10.12**    Employment offer letter for Brian Andrew dated September 9,
               1999
    10.13**    Employment offer letter for Ken Vines dated September 22,
               1998
    10.14**    Employment offer letter for Doug Campbell dated December 18,
               1998
    10.14.1**  Amended Employment offer letter for Doug Campbell dated July
               20, 1999
    10.15**    Employment offer letter for Mike Clark dated February 27,
               1997
    10.15.1**  Amended Employment offer letter for Mike Clark dated July
               20, 1999
    10.16**    Employment offer letter for Philip Gulliford dated March 20,
               1997
    10.17**    Common Stock Purchase Warrant Agreement with FINOVA Capital
               Corporation dated February 25, 2000
    10.18**    Common Stock Purchase Warrant Agreement with FINOVA Capital
               Corporation dated February 25, 2000
    10.19**    Loan and Lease Commitment Letter with FINOVA Capital
               Corporation dated January 14, 2000
    10.20**    Master Lease Agreement with FINOVA Capital Corporation dated
               January 27, 2000
    10.21**    Master Loan and Security Agreement with FINOVA Capital
               Corporation dated January 27, 2000
    10.22+**   Supply Agreement with CAVU dated April 14, 2000
    10.23**    Employment offer letter for Mark Johnson dated May 22, 2000.
    21.1**     List of Subsidiaries of the Registrant
    23.1       Consent of Ernst & Young LLP, Independent Certified Public
               Accountants
    23.2**     Consent of Counsel (see Exhibit 5.1)
    24.1**     Power of Attorney (see page II-6 of original filing)
    27.1       Financial Data Schedules (for SEC use only)


-------------------------
 + Confidential treatment requested for portions of these agreements. The omitted portions have been separately filed with the Securities and Exchange Commission.
 * To be filed by amendment.
** Previously filed.

DESCRIPTION OF ARTWORK:





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